Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

AXONYX INC.,

a Nevada corporation;

AUTOBAHN ACQUISITION INC.,

a Delaware corporation; and

TORREYPINES THERAPEUTICS, INC.,

a Delaware corporation

___________________________

Dated as of June 7, 2006

___________________________

SECTION 1.	DESCRIPTION OF TRANSACTION	2
1.1	Merger of Merger Sub into TorreyPines	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Reincorporation of Axonyx and Reverse Split of Axonyx Common Stock	3
1.6	Conversion of Shares and Issuance of Warrants	4
1.7	Calculation of Net Cash	6
1.8	Closing of TorreyPines’ Transfer Books	7
1.9	Surrender of Certificates	7
1.10	Appraisal Rights	9
1.11	Further Action	10
1.12	Tax Consequences	10
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF TORREYPINES	10
2.1	Subsidiaries; Due Organization; Etc	10
2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	11
2.3	Capitalization, Etc	11
2.4	Financial Statements	13
2.5	Absence of Changes	14
2.6	Title to Assets	15
2.7	Real Property; Leasehold	16
2.8	Intellectual Property	16
2.9	Agreements, Contracts and Commitments	19
2.10	Liabilities	21
2.11	Compliance; Permits; Restrictions	21
2.12	Tax Matters.	22
2.13	Employee and Labor Matters; Benefit Plans.	25
2.14	Environmental Matters	28
2.15	Insurance	28
2.16	Affiliates	29
2.17	Legal Proceedings; Orders	29
2.18	Authority; Binding Nature of Agreement	29
2.19	Inapplicability of Anti-takeover Statutes	30

2.20	Vote Required	30
2.21	Non-Contravention; Consents	30
2.22	Bank Accounts; Receivables	31
2.23	No Financial Advisor	32
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF AXONYX AND MERGER SUB	32
3.1	Subsidiaries; Due Organization; Etc	32
3.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	33
3.3	Capitalization, Etc	33
3.4	SEC Filings; Financial Statements	35
3.5	Absence of Changes	37
3.6	Title to Assets	38
3.7	Real Property; Leasehold	39
3.8	Intellectual Property	39
3.9	Agreements, Contracts and Commitments	42
3.10	Liabilities.	44
3.11	Compliance; Permits; Restrictions	44
3.12	Tax Matters	45
3.13	Employee and Labor Matters; Benefit Plans.	48
3.14	Environmental Matters	50
3.15	Insurance	51
3.16	Transactions with Affiliates	51
3.17	Legal Proceedings; Orders	52
3.18	Authority; Binding Nature of Agreement	52
3.19	Inapplicability of Anti-takeover Statutes	53
3.20	Vote Required	53
3.21	Non-Contravention; Consents	53
3.22	Bank Accounts; Receivables	54
3.23	Axonyx Rights Agreement	55
3.24	No Financial Advisor	55
3.25	Valid Issuance	55
SECTION 4.	CERTAIN COVENANTS OF THE PARTIES	55
4.1	Access and Investigation	55

4.2	Operation of Axonyx’s Business	56
4.3	Operation of TorreyPines’ Business.	57
4.4	No Solicitation	59
SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	60
5.1	Registration Statement; Joint Proxy Statement/Prospectus	60
5.2	TorreyPines Stockholders’ Meeting	61
5.3	Axonyx Stockholders’ Meeting	62
5.4	Regulatory Approvals	63
5.5	TorreyPines Options and Warrants.	63
5.6	Employee Benefits	65
5.7	Indemnification of Officers and Directors	65
5.8	Additional Agreements	67
5.9	Disclosure	68
5.10	Listing	68
5.11	Directors and Officers	68
5.12	Resale Registration Statement	68
5.13	Tax Matters	69
5.14	Lock-up Agreement	70
5.15	Legends	70
5.16	Interpretation of Certain Agreements	70
5.17	Cooperation	70
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	71

6.1	Effectiveness of Registration Statement	71
6.2	No Restraints	71
6.3	Stockholder Approval	71
6.4	Listing	71
6.5	Regulatory Matters	71
6.6	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	71
SECTION 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF AXONYX AND MERGER SUB	71
7.1	Accuracy of Representations	72

7.2	Performance of Covenants	72
7.3	Consents	72
7.4	Agreements and Other Documents	72
7.5	No Other Proceedings	73
7.6	FIRPTA Certificate	73
SECTION 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF TORREYPINES	73
8.1	Accuracy of Representations	73
8.2	Performance of Covenants	74
8.3	Consents	74
8.4	Documents	74
8.5	No Other Proceedings	74
8.6	Sarbanes-Oxley Certifications	75
8.7	Axonyx Net Cash	75
8.8	Board of Directors	75
8.9	Officers	75
8.10	Rights Agreement	75
8.11	Reverse Stock Split and Reincorporation	75
SECTION 9.	TERMINATION	75
9.1	Termination	75
9.2	Effect of Termination	77
9.3	Expenses; Termination Fees	78
SECTION 10.	MISCELLANEOUS PROVISIONS	79
10.1	Non-Survival of Representations and Warranties	79
10.2	Amendment	79
10.3	Waiver	79
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	80
10.5	Applicable Law; Jurisdiction	80
10.6	Attorneys’ Fees	80
10.7	Assignability	80
10.8	Notices	80
10.9	Cooperation	81
10.10	Severability	82

10.11	Other Remedies; Specific Performance	82
10.12	Construction	82

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 7, 2006, by and among AXONYX INC., a Nevada corporation (“Axonyx”); AUTOBAHN ACQUISITION, INC., a Delaware corporation (“Merger Sub”); and TORREYPINES THERAPEUTICS, INC., a Delaware corporation (“TorreyPines”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.           Axonyx and TorreyPines intend to effect a merger of Merger Sub into TorreyPines (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and TorreyPines will become a wholly-owned subsidiary of Axonyx.

B.           Axonyx, Merger Sub and TorreyPines intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C.           The Board of Directors of Axonyx (i) has determined that the Merger is fair to, and in the best interests of, Axonyx and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants to the stockholders of TorreyPines pursuant to the terms of this Agreement, the change of control of Axonyx, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Axonyx vote to approve the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants to the stockholders of TorreyPines pursuant to the terms of this Agreement, the change of control of Axonyx and such other actions as contemplated by this Agreement.

D.           The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

E.           The Board of Directors of TorreyPines (i) has determined that the Merger is advisable and fair to, and in the best interests of, TorreyPines and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of TorreyPines.

F.            In order to induce Axonyx to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of TorreyPines listed on Schedule F hereto, are executing voting agreements in favor of Axonyx concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “TorreyPines Stockholder Voting Agreements”).

G.           In order to induce TorreyPines to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Axonyx listed on Schedule G hereto are executing voting agreements in favor of TorreyPines concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Axonyx Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.	DESCRIPTION OF TRANSACTION

1.1          Merger of Merger Sub into TorreyPines. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into TorreyPines, and the separate existence of Merger Sub shall cease. TorreyPines will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, TorreyPines will become a wholly-owned subsidiary of Axonyx.

1.3          Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California, as promptly as practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Axonyx and TorreyPines may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Axonyx and TorreyPines. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of TorreyPines (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)          the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b)          the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws; and

(c)          (i) the directors of TorreyPines immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and (ii) the officers of TorreyPines immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.5          Reincorporation of Axonyx and Reverse Split of Axonyx Common Stock.

(a)          Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the Axonyx Stockholders Meeting, Axonyx shall:

(i)           cause an appropriate filing to be made with the Secretary of State of the State of Nevada, in the form of Restated Articles of Incorporation of Axonyx or as a Certificate of Amendment to the existing Restated Articles of Incorporation (in either case, the “Axonyx Certificate”), whereby, without any further action on the part of Axonyx, TorreyPines or any stockholder of Axonyx:

(1)          each share of Axonyx Common Stock issued and outstanding immediately prior to the filing of the Axonyx Certificate shall be converted into and become a fractional number of fully paid and nonassessable shares of Axonyx Common Stock to be determined by Axonyx and TorreyPines (the “Reverse Stock Split”);

(2)          any shares of Axonyx Common Stock held as treasury stock or held or owned by Axonyx immediately prior to the filing of the Axonyx Certificate shall each be converted into and become an identical fractional number of shares of Axonyx Common Stock as determined by the board of directors of Axonyx in connection with Section 1.5(a)(i) above; and

(3)          the name of Axonyx shall be changed to TorreyPines Therapeutics, Inc. or such name as determined by TorreyPines and Axonyx (the “Axonyx Name Change”);

(ii)          following the filing of the Axonyx Certificate, cause the reincorporation of Axonyx from Nevada into Delaware (the “Reincorporation”), with the Certificate of Incorporation and Bylaws of Axonyx, as a Delaware corporation, to be in the form mutually agreed upon by Axonyx and TorreyPines and references herein to Axonyx to include Axonyx as a Delaware corporation from and after the effective date of Reincorporation.

(b)          No fractional shares of Axonyx Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Axonyx Common Stock who would otherwise be entitled to receive a fraction of a share of Axonyx Common Stock (after aggregating all fractional shares of Axonyx Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Axonyx Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Axonyx Common Stock on the NASDAQ Capital Market (or such other NASDAQ market on which the Axonyx Common Stock then trades) on the date immediately preceding the effective date of the Reverse Stock Split.

1.6	Conversion of Shares and Issuance of Warrants.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Axonyx, Merger Sub, TorreyPines or any stockholder of TorreyPines:

(i)           any shares of TorreyPines Common Stock or TorreyPines Preferred Stock held as treasury stock or held or owned by TorreyPines, Merger Sub or any Subsidiary of TorreyPines immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)          subject to Section 1.6(d), each share of TorreyPines Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Axonyx Common Stock equal to (A) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy does not occur on or prior to the date that is five Business Days prior to the date of the Axonyx Stockholders’ Meeting (the “Specified Date”), 1.299 (the “Exchange Ratio”), or (B) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy has occurred on or prior to the Specified Date, the exchange ratio determined in accordance with Schedule 1.6(a)(ii)(B) hereto (the “Adjusted Exchange Ratio”); and

(iii)        subject to Section 1.6(d), each share of TorreyPines Series A Preferred Stock, TorreyPines Series B Preferred Stock, TorreyPines Series C Preferred Stock and TorreyPines Series C-2 Preferred Stock (collectively, the “TorreyPines Preferred Stock”) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive (A) a number of shares of Axonyx Common Stock equal to (1) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy does not occur on or prior to the Specified Date, the Exchange Ratio and (2) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy has occurred on or prior to the Specified Date, the Adjusted Exchange Ratio, and (B) a warrant substantially in the form attached hereto as Exhibit D to purchase that number of shares of Axonyx Common Stock and at an exercise price specified on Schedule 1.6(a)(iii) (the “Axonyx Merger Warrant”).

(b)          The Exchange Ratio or the Adjusted Exchange Ratio, as applicable, and the number of shares of Axonyx Common Stock subject to and the exercise price of the Axonyx Merger Warrants shall be appropriately adjusted at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of TorreyPines and Axonyx resulting from such exchange ratios.

(c)          If any shares of TorreyPines Common Stock or TorreyPines Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with TorreyPines, then the shares of Axonyx Common Stock issued in exchange for such shares of TorreyPines Common Stock or TorreyPines Preferred Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Axonyx Common Stock shall accordingly be marked with appropriate legends. TorreyPines shall take all action that may be necessary to ensure that, from and after the Effective Time, Axonyx is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(d)          No fractional shares of Axonyx Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of TorreyPines Common Stock or TorreyPines Preferred Stock who would otherwise be entitled to receive a fraction of a share of Axonyx Common Stock (after aggregating all fractional shares of Axonyx Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s TorreyPines Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Axonyx Common Stock on the NASDAQ Capital Market (or such other NASDAQ market on which the Axonyx Common Stock then trades) on the date the Merger becomes effective.

(e)          All TorreyPines Options outstanding immediately prior to the Effective Time under the TorreyPines Stock Option Plan and all TorreyPines Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Axonyx Common Stock or warrants to purchase Axonyx Common Stock, as applicable, in accordance with Section 5.5.

(f)           Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(g)          If, between the date of this Agreement and the Effective Time, the outstanding shares of TorreyPines Capital Stock or Axonyx Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (in addition to the Reverse Stock Split), the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and the number of shares of Axonyx Common Stock issuable upon the exercise of the Axonyx Merger Warrants shall be correspondingly adjusted to provide the holders of TorreyPines Common Stock, TorreyPines Preferred Stock, TorreyPines Options and TorreyPines Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.7	Calculation of Net Cash.

(a)          Each of the following dates shall be a “Determination Date” for the purposes of this Section 1.7: (i) the last Business Day of each full calendar month following the date of this Agreement and prior to the Effective Time and (ii) the date that is ten Business Days prior to the anticipated date for Closing, as agreed upon by Axonyx and TorreyPines at least ten Business Days prior to the Axonyx Stockholders Meeting (the “Anticipated Closing Date”). On the fifth Business Day after each Determination Date, Axonyx shall deliver to TorreyPines a schedule (an “Estimated Net Cash Schedule”) setting forth, in reasonable detail, Axonyx’s calculation of Net Cash (using an estimate of Axonyx’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for Axonyx’s most recent SEC filings) (the “Net Cash Calculation”) as of such applicable Determination Date certified by Axonyx’s Chief Financial Officer. Within three calendar weeks following each Determination Date set forth in (a)(i) above, Axonyx shall deliver to TorreyPines a schedule (a “Final Net Cash Schedule”) setting forth the Net Cash Calculation as of such applicable Determination Date certified by Axonyx’s Chief Financial Officer. Axonyx shall make the work papers and back-up materials used in preparing the applicable Estimated Net Cash Schedule and Final Net Cash Schedule available to TorreyPines and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(b)          Within four Business Days after Axonyx delivers the applicable Estimated Net Cash Schedule or Final Net Cash Schedule (a “Response Date”), TorreyPines shall have the right to dispute any part of such Estimated Net Cash Schedule or Final Net Cash Schedule by delivering a written notice to that effect to Axonyx (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Calculation.

(c)          If on or prior to any Response Date, (i) TorreyPines notifies Axonyx in writing that it has no objections to the applicable Net Cash Calculation or (ii) TorreyPines fails to deliver a Dispute Notice as provided in Section 1.7(b), then the Net Cash Calculation as set forth in the applicable Estimated Net Cash Schedule or Final Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the applicable Determination Date for purposes of Sections 8.7 and 9.1(m) hereto.

(d)          If TorreyPines delivers a Dispute Notice on or prior to the applicable Response Date, then Representatives of Axonyx and TorreyPines shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the applicable Determination Date for purposes of Sections 8.7 and 9.1(m) hereto.

(e)          If Representatives of Axonyx and TorreyPines are unable to negotiate an agreed-upon determination of Net Cash at a Determination Date pursuant to Section 1.7(d) within five Business Days after delivery of the applicable Dispute Notice (or such other period as Axonyx and TorreyPines may mutually agree upon), then Axonyx and TorreyPines shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Axonyx shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the applicable Estimated Net Cash Schedule or Final Net Cash Schedule, and Axonyx and TorreyPines shall use their best efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. TorreyPines and Axonyx shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of TorreyPines and Axonyx. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the applicable Determination Date for purposes of Sections 8.7 and 9.1(m) hereto. The fees and expenses of the Accounting Firm shall be allocated between Axonyx and TorreyPines in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 1.7(e) applies as to the determination of the Net Cash at the Determination Date described in Section 1.7(a)(ii), upon resolution of the matter in accordance with this Section 1.7(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date.

1.8          Closing of TorreyPines’ Transfer Books. At the Effective Time: (a) all shares of TorreyPines Common Stock and TorreyPines Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of TorreyPines Common Stock and TorreyPines Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of TorreyPines; and (b) the stock transfer books of TorreyPines shall be closed with respect to all shares of TorreyPines Common Stock and TorreyPines Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of TorreyPines Common Stock or TorreyPines Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of TorreyPines Common Stock or TorreyPines Preferred Stock outstanding immediately prior to the Effective Time (a “TorreyPines Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.9) or to the Surviving Corporation, such TorreyPines Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6.

1.9	Surrender of Certificates.

(a)          On or prior to the Closing Date, Axonyx and TorreyPines shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Axonyx shall deposit with the

Exchange Agent: (i) certificates representing the shares of Axonyx Common Stock issuable pursuant to Section 1.6(a); (ii) the Axonyx Merger Warrants issuable to the holders of TorreyPines Preferred Stock pursuant to Section 1.6(a); and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(d). The shares of Axonyx Common Stock, the Axonyx Merger Warrants and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)          Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of TorreyPines Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Axonyx may reasonably specify (including a provision confirming that delivery of TorreyPines Stock Certificates shall be effected, and risk of loss and title to TorreyPines Stock Certificates shall pass, only upon delivery of such TorreyPines Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of TorreyPines Stock Certificates in exchange for certificates representing Axonyx Common Stock and in the case of holders of TorreyPines Preferred Stock, Axonyx Merger Warrants. Upon surrender of a TorreyPines Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Axonyx: (A) the holder of such TorreyPines Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Axonyx Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Axonyx Common Stock) and, in the case of holders of TorreyPines Preferred Stock, an Axonyx Merger Warrant representing the number of whole shares of Axonyx Common Stock that such holder has the right to purchase pursuant to the provisions of Section 1.6(a); and (B) the TorreyPines Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each TorreyPines Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Axonyx Common Stock (and cash in lieu of any fractional share of Axonyx Common Stock) and in the case of holders of TorreyPines Preferred Stock, Axonyx Merger Warrants, as contemplated by Section 1.6(a). If any TorreyPines Stock Certificate shall have been lost, stolen or destroyed, Axonyx may, in its discretion and as a condition precedent to the delivery of any shares of Axonyx Common Stock and in the case of TorreyPines Certificates representing TorreyPines Preferred Stock, Axonyx Merger Warrants, require the owner of such lost, stolen or destroyed TorreyPines Stock Certificate to provide an applicable affidavit with respect to such TorreyPines Stock Certificate and post a bond indemnifying Axonyx against any claim suffered by Axonyx related to the lost, stolen or destroyed TorreyPines Stock Certificate or any Axonyx Common Stock, and/or any Axonyx Merger Warrants issued in exchange therefor as Axonyx may reasonably request.

(c)          No dividends or other distributions declared or made with respect to Axonyx Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered TorreyPines Stock Certificate with respect to the shares of Axonyx Common Stock that such holder has the right to receive in the Merger until such holder surrenders such TorreyPines Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)          Any portion of the Exchange Fund that remains undistributed to holders of TorreyPines Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Axonyx upon demand, and any holders of TorreyPines Stock Certificates who have not theretofore surrendered their TorreyPines Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Axonyx for satisfaction of their claims for Axonyx Common Stock, cash in lieu of fractional shares of Axonyx Common Stock and any dividends or distributions with respect to shares of Axonyx Common Stock.

(e)          Each of the Exchange Agent, Axonyx and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any TorreyPines Stock Certificate such amounts as Axonyx determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)           No party to this Agreement shall be liable to any holder of any TorreyPines Stock Certificate or to any other Person with respect to any shares of Axonyx Common Stock (or dividends or distributions with respect thereto) or any Axonyx Merger Warrant, or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.10	Appraisal Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary, shares of TorreyPines Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of TorreyPines Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of TorreyPines Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of TorreyPines Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.6.

(b)          TorreyPines shall give Axonyx prompt written notice of any demands by dissenting stockholders received by TorreyPines, withdrawals of such demands and any other instruments served on TorreyPines and any material correspondence received by TorreyPines in connection with such demands.

1.11       Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of TorreyPines, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of TorreyPines, in the name of Merger Sub and otherwise) to take such action.

1.12       Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2.	REPRESENTATIONS AND WARRANTIES OF TORREYPINES

TorreyPines represents and warrants to Axonyx and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by TorreyPines to Axonyx (the “TorreyPines Disclosure Schedule”). The TorreyPines Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the TorreyPines Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the TorreyPines Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a TorreyPines Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1	Subsidiaries; Due Organization; Etc.

(a)          TorreyPines has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the TorreyPines Disclosure Schedule; and neither TorreyPines nor any of the other Entities identified in Part 2.1(a) of the TorreyPines Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the TorreyPines Disclosure Schedule. TorreyPines has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. TorreyPines has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)          Each of TorreyPines and the TorreyPines Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)          Each of TorreyPines and the TorreyPines Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a TorreyPines Material Adverse Effect.

2.2          Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. TorreyPines has delivered to Axonyx accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto for TorreyPines and each TorreyPines Subsidiary. Part 2.2 of the TorreyPines Disclosure Schedule lists, and TorreyPines has delivered to Axonyx, accurate and complete copies of: (a) the charters of all committees of TorreyPines’ board of directors; and (b) any code of conduct or similar policy adopted by TorreyPines or by the board of directors, or any committee of the board of directors, of TorreyPines.

2.3	Capitalization, Etc.

(a)          The authorized capital stock of TorreyPines consists of (i) 61,244,585 shares of TorreyPines Common Stock, par value $0.01 per share, of which 3,301,261 shares have been issued and are outstanding as of the date of this Agreement, (ii) 8,871,724 shares of Series A Preferred Stock, par value $0.01 per share of which 8,794,800 shares have been issued and are outstanding, (iii) 12,816,828 shares of Series B Preferred Stock, par value $0.01 per share of which 12,736,828 shares have been issued and are outstanding, (iv) 23,586,863 shares of Series C Preferred Stock, par value $0.01 per share of which 23,220,199 shares have been issued and are outstanding, and (v) 5,480,000 shares have been designated Series C-2 Preferred Stock, par value $0.01 per share, none of which shares have been issued and are outstanding. TorreyPines does not hold any shares of its capital stock in its treasury. All of the outstanding shares of TorreyPines Common Stock and TorreyPines Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a) of the TorreyPines Disclosure Schedule, none of the outstanding shares of TorreyPines Common Stock or TorreyPines Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of TorreyPines Common Stock or TorreyPines Preferred Stock is subject to any right of first refusal in favor of TorreyPines. Except as contemplated herein or as set forth in the TorreyPines Disclosure Schedule, there is no TorreyPines Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of TorreyPines Common Stock or TorreyPines Preferred Stock. TorreyPines is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of TorreyPines Common Stock or other securities. Part 2.3(a) of the TorreyPines Disclosure Schedule accurately and completely describes all repurchase rights held by TorreyPines with respect to shares of TorreyPines Common Stock (including shares issued pursuant to the exercise of stock options) and TorreyPines Preferred Stock, and specifies which of those repurchase rights are currently exercisable.

(b)          Except for the TorreyPines 2000 Equity Incentive Plan (the “TorreyPines Stock Option Plan”), TorreyPines does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. TorreyPines has reserved 5,995,000 shares of TorreyPines Common Stock for issuance under the TorreyPines Stock Option Plan, of which 385,100 shares have been issued and 5,565,227 shares are subject to issuance pursuant to stock options granted and outstanding under the TorreyPines Stock Option Plan and 44,673 shares of TorreyPines Common Stock are reserved for future issuance pursuant to stock options not yet granted under the TorreyPines Stock Option Plan. 885,706 shares of TorreyPines Common Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Common Stock, 76,924 shares of TorreyPines Series A Preferred Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Series A Preferred Stock, 80,000 shares of TorreyPines Series B Preferred Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Series B Preferred Stock and 366,664 shares of TorreyPines Series C Preferred Stock and Series C-2 Preferred Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Series C Preferred Stock or Series C-2 Preferred Stock (collectively, the “TorreyPines Warrants”). Part 2.3(b) of the TorreyPines Disclosure Schedule sets forth the following information with respect to each TorreyPines Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of TorreyPines Common Stock subject to such TorreyPines Option at the time of grant; (C) the number of shares of TorreyPines Common Stock subject to such TorreyPines Option as of the date of this Agreement; (D) the exercise price of such TorreyPines Option; (E) the date on which such TorreyPines Option was granted; (F) the applicable vesting schedule, and the extent to which such TorreyPines Option is vested and exercisable as of the date of this Agreement; (G) the date on which such TorreyPines Option expires; and (H) whether such TorreyPines Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. TorreyPines has made available to Axonyx accurate and complete copies of all stock option plans pursuant to which TorreyPines has ever granted stock options, and the forms of all stock option agreements evidencing such options, copies of resolutions of the board of directors approving option grants and copies of stockholder resolutions approving all stock option plans pursuant to which TorreyPines has ever granted stock options.

(c)          Except for the outstanding TorreyPines Options, TorreyPines Warrants or as set forth on Part 2.3(c) of the TorreyPines Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of TorreyPines; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of TorreyPines; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which TorreyPines is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any TorreyPines. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to TorreyPines.

(d)          All outstanding shares of TorreyPines Common Stock, TorreyPines Preferred Stock, options, warrants and other securities of TorreyPines have been issued and granted in compliance with (i) all applicable securities laws and other applicable

Legal Requirements, and (ii) all requirements set forth in applicable Contracts. TorreyPines has delivered to Axonyx accurate and complete copies of all TorreyPines Warrants.

(e)          All of the outstanding shares of capital stock of each of TorreyPines’ Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by TorreyPines, free and clear of any Encumbrances.

2.4	Financial Statements.

(a)          Part 2.4(a) of the TorreyPines Disclosure Schedule includes true and complete copies of TorreyPines’ audited consolidated balance sheet at December 31, 2005, TorreyPines’ unaudited consolidated balance sheet at March 31, 2006, and TorreyPines’ audited statements of income, cash flow and shareholders’ equity for the years ended December 31, 2005, 2004 and 2003 (collectively, the “TorreyPines Financials”). The TorreyPines Financials (i) were prepared in accordance with United States general accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such TorreyPines Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of TorreyPines as of the dates and for the periods indicated therein.

(b)          Each of TorreyPines and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; provided, however, that the TorreyPines has neither adopted, nor has it conducted an evaluation of compliance of TorreyPines’ internal accounting controls with, the Internal Control Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission. TorreyPines maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting purposes.

(c)          Part 2.4(c) of the TorreyPines Disclosure Schedule lists, and TorreyPines has delivered to Axonyx accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by TorreyPines since December 31, 2003.

(d)          Since January 1, 2003, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with,

reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of TorreyPines, TorreyPines’ Board of Director or any committee thereof.

2.5          Absence of Changes. Except as set forth on Part 2.5 of the TorreyPines Disclosure Schedule, since the date of the TorreyPines Unaudited Interim Balance Sheet:

(a)          there has not been any TorreyPines Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a TorreyPines Material Adverse Effect;

(b)          there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of TorreyPines or any TorreyPines Subsidiary (whether or not covered by insurance);

(c)          TorreyPines has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)          TorreyPines has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for TorreyPines Common Stock issued upon the valid exercise of outstanding TorreyPines Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for TorreyPines Options identified in Part 2.3(b) of the TorreyPines Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)          TorreyPines has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the TorreyPines Stock Option Plan; (ii) any TorreyPines Option or any Contract evidencing or relating to any TorreyPines Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)           there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of TorreyPines or any TorreyPines Subsidiary, and neither TorreyPines nor any TorreyPines Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)          Neither TorreyPines nor any TorreyPines Subsidiary has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h)          Neither TorreyPines nor any TorreyPines Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii)  issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $100,000;

(i)           Neither TorreyPines nor any TorreyPines Subsidiary has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any TorreyPines

Employee Plan; (ii) caused or permitted any TorreyPines Employee Plan to be amended, other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j)           Neither TorreyPines nor any TorreyPines Subsidiary has changed any of its methods of accounting or accounting practices;

(k)          Neither TorreyPines nor any TorreyPines Subsidiary has made any Tax election, filed any material amendment to any Tax Return, adopted or changed any material accounting method in respect of Taxes, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l)           Neither TorreyPines nor any TorreyPines Subsidiary has commenced or settled any Legal Proceeding;

(m)         Neither TorreyPines nor any TorreyPines Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(n)          Neither TorreyPines nor any TorreyPines Subsidiary has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(o)          there has been no entry into, amendment or termination of any TorreyPines Material Contract;

(p)          there has been no (i) material change in pricing or royalties or other payments set or charged by TorreyPines or any TorreyPines Subsidiary to its customers or licensees, (ii) agreement by TorreyPines or any TorreyPines Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to TorreyPines or any TorreyPines Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to TorreyPines or any TorreyPines Subsidiary; and

(q)          Neither TorreyPines nor any TorreyPines Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).

2.6          Title to Assets. Each of TorreyPines and the TorreyPines Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the TorreyPines Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the TorreyPines Unaudited Interim

Balance Sheet); and (b) all other assets reflected in the books and records of TorreyPines or any TorreyPines Subsidiary as being owned by TorreyPines or such TorreyPines Subsidiary. All of said assets are owned by TorreyPines or a TorreyPines Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of TorreyPines; and (iii) liens described in Part 2.6 of the TorreyPines Disclosure Schedule.

2.7          Real Property; Leasehold. Neither TorreyPines nor any TorreyPines Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the TorreyPines Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8	Intellectual Property.

(a)          TorreyPines, directly or through a TorreyPines Subsidiary, owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all TorreyPines IP Rights, except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a TorreyPines Material Adverse Effect.

(b)          Part 2.8(b) of the TorreyPines Disclosure Schedule is an accurate, true and complete listing of all TorreyPines Registered IP.

(c)          Part 2.8(c) of the TorreyPines Disclosure Schedule accurately identifies (i) all TorreyPines IP Rights licensed to TorreyPines (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of TorreyPines’ products or services); (ii) the corresponding TorreyPines Contracts pursuant to which such TorreyPines IP Rights are licensed to TorreyPines; and (iii) whether the license or licenses granted to TorreyPines are exclusive or non-exclusive.

(d)          Part 2.8(d) of the TorreyPines Disclosure Schedule accurately identifies each TorreyPines Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any TorreyPines IP Rights. TorreyPines is not bound by, and no TorreyPines IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of TorreyPines to use, exploit, assert, or enforce any TorreyPines IP Rights anywhere in the world.

(e)          TorreyPines exclusively owns all right, title, and interest to and in TorreyPines IP Rights (other than TorreyPines IP Rights exclusively licensed to TorreyPines, as identified in Part 2.8(c) of the TorreyPines Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the TorreyPines Contracts listed in Part 2.8(d) of the TorreyPines Disclosure Schedule). Without limiting the generality of the foregoing:

(i)           To the Knowledge of TorreyPines, all documents and instruments necessary to register or apply for or renew registration of TorreyPines Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)          Each Person who is or was an employee or contractor of TorreyPines and who is or was involved in the creation or development of any TorreyPines IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to TorreyPines and confidentiality provisions protecting trade secrets and confidential information of TorreyPines. No current or former stockholder, officer, director, or employee of TorreyPines has any claim, right (whether or not currently exercisable), or interest to or in any TorreyPines IP Rights. No employee of TorreyPines is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for TorreyPines or (b) in breach of any Contract with any former employer or other Person concerning TorreyPines IP Rights or confidentiality provisions protecting trade secrets and confidential information in TorreyPines IP Rights.

(iii)         No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any TorreyPines IP Rights in which TorreyPines has an ownership interest.

(iv)         TorreyPines has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that TorreyPines holds, or purports to hold, as a trade secret.

(v)          TorreyPines has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any TorreyPines IP Rights to any other Person.

(vi)         TorreyPines is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate TorreyPines to grant or offer to any other Person any license or right to any TorreyPines IP Rights.

(vii)       To the Knowledge of TorreyPines, the TorreyPines IP Rights constitute all Intellectual Property necessary for TorreyPines to conduct its business as currently conducted and planned to be conducted.

(f)           TorreyPines has delivered, or made available to Axonyx, a complete and accurate copy of all TorreyPines IP Rights Agreements. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not constitute a breach of any TorreyPines IP Rights Agreement, will not cause the forfeiture or termination of or Encumbrance upon, or give rise to a right of forfeiture or termination of or Encumbrance upon, any TorreyPines IP Rights or impair the right of TorreyPines or the Surviving Corporation and its Subsidiaries to use, sell or license any TorreyPines IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a

TorreyPines Material Adverse Effect. With respect to each of the TorreyPines IP Rights Agreements: (i) each such agreement is valid and binding on TorreyPines or its Subsidiaries, as applicable, and in full force and effect; (ii) TorreyPines has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) TorreyPines and its Subsidiaries, and to the Knowledge of TorreyPines, any other party to such agreement, is not in breach or default thereof in any material respect

(g)          Except as set forth on Part 2.8(g) of the TorreyPines Disclosure Schedule, to the Knowledge of TorreyPines, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by TorreyPines violates any license or agreement between TorreyPines or its Subsidiaries and any third party or, to the Knowledge of TorreyPines, infringes or misappropriates any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a TorreyPines Material Adverse Effect. TorreyPines has disclosed in correspondence to Axonyx the third-party patents and patent applications found during all freedom to operate searches that were conducted by TorreyPines. To the Knowledge of TorreyPines, no third party is infringing upon, or violating any license or agreement with TorreyPines or its Subsidiaries relating to any TorreyPines IP Rights. There is no current, pending or, to the Knowledge of TorreyPines, threatened challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any TorreyPines IP Rights, nor has TorreyPines received any written notice asserting that any TorreyPines IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(h)          Each item of TorreyPines IP Rights that is TorreyPines Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of TorreyPines Registered IP in full force and effect have been made by the applicable deadline.

(i)           No trademark (whether registered or unregistered) or trade name owned, used, or applied for by TorreyPines conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which TorreyPines has or purports to have an ownership interest has been impaired.

(j)           Except as may be set forth in the Contracts listed on Parts 2.8(c) or 2.8(d) of the TorreyPines Disclosure Schedule, TorreyPines is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. TorreyPines has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

2.9          Agreements, Contracts and Commitments. Part 2.9 of the TorreyPines Disclosure Schedule identifies:

(a)          each TorreyPines Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b)          each TorreyPines Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by TorreyPines or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit TorreyPines’ or TorreyPines’ Subsidiaries’ ability to terminate employees at will;

(c)          each TorreyPines Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d)          each TorreyPines Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between TorreyPines and any of its respective officers or directors;

(e)          each TorreyPines Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of TorreyPines or its Subsidiaries to engage in any line of business or compete with any Person;

(f)           each TorreyPines Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g)          each TorreyPines Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)          each TorreyPines Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of TorreyPines or any TorreyPines Subsidiary or any loans or debt obligations with officers or directors of TorreyPines;

(i)           each TorreyPines Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of TorreyPines (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which TorreyPines or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which TorreyPines or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by TorreyPines or such TorreyPines Subsidiary; or (iv) any agreement, contract or commitment currently in force to license any third party to manufacture or produce any TorreyPines product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any TorreyPines products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j)           each TorreyPines Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to TorreyPines in connection with the Contemplated Transactions; or

(k)          any other agreement, contract or commitment (i) which involves payment or receipt by TorreyPines or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of TorreyPines and its Subsidiaries.

TorreyPines has delivered or made available to Axonyx accurate and complete (except for applicable redactions thereto) copies of all material written TorreyPines Contracts, including all amendments thereto. There are no TorreyPines Contracts that are not in written form. Except as set forth on Part 2.9 of the TorreyPines Disclosure Schedule, neither TorreyPines nor any of its Subsidiaries has, nor to TorreyPines’ Knowledge, as of the date of this Agreement has any other party to a TorreyPines Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which TorreyPines or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “TorreyPines Material Contract”) in such manner as would permit any other party to cancel or terminate any such TorreyPines Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a TorreyPines Material Adverse Effect. As to TorreyPines and its Subsidiaries, as of the date of this Agreement, each TorreyPines Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from TorreyPines, any TorreyPines Subsidiary, the Surviving Corporation or Axonyx or any Axonyx Subsidiary to any Person under any TorreyPines Contract or give any Person the right to terminate or alter the provisions of any TorreyPines Contract. No Person is renegotiating, or has a right pursuant to the terms of any TorreyPines Material Contract to renegotiate, any amount paid or payable to TorreyPines under any TorreyPines Material Contract or any other material term or provision of any TorreyPines Material Contract. Part 2.9 of the TorreyPines Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by TorreyPines (other than term sheets and proposals provided by TorreyPines or to TorreyPines by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by TorreyPines or any TorreyPines Subsidiary would be a TorreyPines Material Contract.

2.10       Liabilities. As of the date hereof, neither TorreyPines nor any TorreyPines Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the TorreyPines Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by TorreyPines or its Subsidiaries since the date of the TorreyPines Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of TorreyPines or any TorreyPines Subsidiary under TorreyPines Contracts; and (d) Liabilities described in Part 2.10 of the TorreyPines Disclosure Schedule.

2.11	Compliance; Permits; Restrictions.

(a)          TorreyPines and each TorreyPines Subsidiary are, and since January 1, 2003 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of TorreyPines, threatened against TorreyPines or any TorreyPines Subsidiary, nor has any Governmental Body or authority indicated to TorreyPines an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon TorreyPines or any TorreyPines Subsidiary which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of TorreyPines or any TorreyPines Subsidiary, any acquisition of material property by TorreyPines or any TorreyPines Subsidiary or the conduct of business by TorreyPines or any TorreyPines Subsidiary as currently conducted, (ii) may have an adverse effect on TorreyPines’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)          TorreyPines and the TorreyPines Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of TorreyPines (collectively, the “TorreyPines Permits”). Part 2.11(b) of the TorreyPines Disclosure Schedule identifies each TorreyPines Permit. Each of TorreyPines and each TorreyPines Subsidiary is in compliance with the terms of the TorreyPines Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of TorreyPines, threatened, which seeks to revoke, limit, suspend, or materially modify any TorreyPines Permit. The rights and benefits of each material TorreyPines Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by TorreyPines and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)          There are no proceedings pending or threatened with respect to an alleged violation by TorreyPines or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)          TorreyPines holds all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of TorreyPines as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates, including NGX-424, NGX-426, NGX-267 and NGX-292 (the “TorreyPines Product Candidates”) (the “TorreyPines Regulatory Permits”) and no such TorreyPines Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. TorreyPines is in compliance in all material respects with the TorreyPines Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any TorreyPines Regulatory Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any TorreyPines Regulatory Permit. Except for the information and files identified in Part 2.11(d) of the TorreyPines Disclosure Schedule, TorreyPines has made available to Axonyx all information in its possession or control relating to the TorreyPines Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the TorreyPines Product Candidates, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e)          All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, TorreyPines or in which TorreyPines or its current products or product candidates, including the TorreyPines Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. TorreyPines has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, TorreyPines or in which TorreyPines or its current products or product candidates, including the TorreyPines Product Candidates, have participated.

2.12	Tax Matters.

(a)          TorreyPines and any TorreyPines Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither TorreyPines nor any TorreyPines

Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where TorreyPines or any TorreyPines Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)          All Taxes due and owing by TorreyPines or any TorreyPines Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of TorreyPines and any TorreyPines Subsidiary (A) did not, as of the date of the TorreyPines Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the TorreyPines Unaudited Interim Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TorreyPines in filing its Tax Returns. Since the date of the TorreyPines Unaudited Interim Balance Sheet, neither TorreyPines nor any TorreyPines Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)          TorreyPines and each TorreyPines Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)          There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of TorreyPines or any TorreyPines Subsidiary.

(e)          Neither TorreyPines nor any TorreyPines Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against TorreyPines or any TorreyPines Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of TorreyPines to act on behalf of TorreyPines)with respect to any Taxes of TorreyPines or any TorreyPines Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to TorreyPines or any TorreyPines Subsidiary with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to TorreyPines or any TorreyPines Subsidiary. TorreyPines has delivered or made available to Axonyx complete and accurate copies of all Tax Returns of TorreyPines and each TorreyPines Subsidiary (and predecessors of each) for the years ended December 31, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by TorreyPines and each TorreyPines Subsidiary since December 31, 2001. Neither TorreyPines nor any TorreyPines Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(f)           All material elections with respect to Taxes affecting TorreyPines or any TorreyPines Subsidiary as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Axonyx, are set forth on

Schedule 2.12(f). TorreyPines (and any TorreyPines Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of TorreyPines or any TorreyPines Subsidiary; (ii) has not agreed, nor is TorreyPines or any TorreyPines Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is TorreyPines or any TorreyPines Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made nor will make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vii) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g)          TorreyPines has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)          Neither TorreyPines nor any TorreyPines Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

(i)           Neither TorreyPines nor any TorreyPines Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is TorreyPines) for federal, state, local or foreign Tax purposes. Neither TorreyPines nor any TorreyPines Subsidiary have any Liability for the Taxes of any Person (other than TorreyPines and any TorreyPines Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j)           Neither TorreyPines nor any TorreyPines Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)          Neither TorreyPines nor any TorreyPines Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l)           Neither TorreyPines nor any TorreyPines Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations

Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). Neither TorreyPines nor any TorreyPines Subsidiary has entered into any transaction (i) that would result in a substantial understatement of federal income tax within the meaning of Section 6662 of the Code if the treatment claimed by TorreyPines were disallowed and (ii) for which there is no substantial authority for TorreyPines’ tax treatment of such transaction or for which TorreyPines has not disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(m)         Neither TorreyPines nor any TorreyPines Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13	Employee and Labor Matters; Benefit Plans.

(a)          TorreyPines has provided to Axonyx, with respect to each employee of TorreyPines and each TorreyPines Subsidiary (including any employee of TorreyPines or any TorreyPines Subsidiary who is on a leave of absence or on layoff status):

(i)              the name of such employee;

(ii)            such employee’s title; and

(iii)        such employee’s annualized compensation as of the date of this Agreement.

(b)          The employment of each of the TorreyPines and TorreyPines Subsidiary employees is terminable by TorreyPines or the applicable TorreyPines Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). TorreyPines has made available to Axonyx accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of TorreyPines Associates to the extent currently effective and material.

(c)          To the Knowledge of TorreyPines, no Key Employee of TorreyPines or any TorreyPines Subsidiary intends to terminate his or her employment with TorreyPines or the applicable TorreyPines Subsidiary, nor has any such employee threatened or expressed any intention to do so.

(d)          Neither TorreyPines nor any TorreyPines Subsidiary is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of TorreyPines, seeking to represent any employees of TorreyPines or any TorreyPines Subsidiary.

(e)          There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting TorreyPines or any TorreyPines Subsidiary or any of its employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(f)           Neither TorreyPines nor any TorreyPines Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of TorreyPines, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any TorreyPines Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business

(g)          Part 2.13(g) of the TorreyPines Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of TorreyPines or any TorreyPines Subsidiary (or any trade or business (whether or not incorporated) which is a TorreyPines Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, TorreyPines, any TorreyPines Subsidiary or any TorreyPines Affiliate, or under which TorreyPines or any TorreyPines Subsidiary or any TorreyPines Affiliate has incurred or may incur any liability (each, a “TorreyPines Employee Plan”). Part 2.13(g) of the TorreyPines Disclosure Schedule sets forth all amounts owed to any employee or consultant of TorreyPines or any TorreyPines Subsidiary, under any severance arrangement with TorreyPines, as a result of the consummation of the Merger or the Contemplated Transactions.

(h)          With respect to each TorreyPines Employee Plan, TorreyPines has made available to Axonyx a true and complete copy of, to the extent applicable, (i) such TorreyPines Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such TorreyPines Employee Plan, (iv) the most recent summary plan description for each TorreyPines Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of TorreyPines, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any TorreyPines Employee Plan.

(i)           Each TorreyPines Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of TorreyPines, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such TorreyPines Employee Plan or the exempt status of any related trust.

(j)           Each TorreyPines Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(k)          Neither TorreyPines nor any TorreyPines Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither TorreyPines nor any TorreyPines Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any TorreyPines Employee Plan subject to ERISA and neither TorreyPines nor any TorreyPines Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(l)           Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to TorreyPines or any TorreyPines Subsidiary, all contributions required to be made under the terms of each TorreyPines Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

(m)        Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to TorreyPines or any TorreyPines Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any TorreyPines Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of TorreyPines threatened against TorreyPines, any TorreyPines Subsidiary or any TorreyPines Employee Plan, and neither TorreyPines nor any TorreyPines Subsidiary has received any notice of, an audit or investigation of any TorreyPines Employee Plan by the Internal Revenue Service or Department of Labor.

(n)          No TorreyPines Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither TorreyPines nor any TorreyPines Subsidiary or TorreyPines Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No TorreyPines Employee Plan is a Multiemployer Plan, and neither TorreyPines nor any TorreyPines Subsidiary or TorreyPines Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No TorreyPines Employee Plan is a Multiple Employer Plan.

(o)          No TorreyPines Employee Plan (other than to the extent set forth in an employment, retention, change in control, deferred compensation or severance agreement or arrangement between TorreyPines or any TorreyPines Subsidiary and any present or former employee or director) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a TorreyPines Employee Plan qualified under Section 401(a) of the Code.

(p)          Neither TorreyPines nor any TorreyPines Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

2.14       Environmental Matters. TorreyPines and each TorreyPines Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by TorreyPines of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither TorreyPines nor any TorreyPines Subsidiary has received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that TorreyPines or any TorreyPines Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of TorreyPines, there are no circumstances that may prevent or interfere with TorreyPines’ compliance with any Environmental Law in the future. To the Knowledge of TorreyPines: (i) no current or prior owner of any property leased or controlled by TorreyPines has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by TorreyPines, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or TorreyPines is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law.

2.15	Insurance.

(a)          TorreyPines has delivered to Axonyx accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of TorreyPines and each TorreyPines Subsidiary. Each of such insurance policies is in full force and effect and TorreyPines and each TorreyPines Subsidiary are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2004, neither TorreyPines nor any TorreyPines Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of TorreyPines or any TorreyPines Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of TorreyPines and each TorreyPines Subsidiary is accurate and complete. TorreyPines and each TorreyPines Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against TorreyPines or any TorreyPines Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed TorreyPines or any TorreyPines Subsidiary of its intent to do so.

(b)          TorreyPines has made available to Axonyx accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by TorreyPines and each TorreyPines Subsidiary as of the date of this Agreement

(the “Existing TorreyPines D&O Policies”). Part 2.15(b) of the TorreyPines Disclosure Schedule accurately sets forth the most recent annual premiums paid by TorreyPines and each TorreyPines Subsidiary with respect to the Existing TorreyPines D&O Policies.

2.16       Affiliates. Part 2.16 of the TorreyPines Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of TorreyPines as of the date of this Agreement. Since January 1, 2006, there have been no transactions between TorreyPines or any TorreyPines Subsidiary and any Person who is an affiliate of TorreyPines or any TorreyPines Subsidiary.

2.17	Legal Proceedings; Orders.

(a)          Except as set forth on Part 2.17 of the TorreyPines Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of TorreyPines) no Person has threatened to commence any Legal Proceeding: (i) that involves TorreyPines or any of its Subsidiaries, any TorreyPines Associate (in his or her capacity as such) or any of the material assets owned or used by TorreyPines or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of TorreyPines, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 2.17 of the TorreyPines Disclosure Schedule, TorreyPines has provided Axonyx or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. TorreyPines has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)          There is no order, writ, injunction, judgment or decree to which TorreyPines or any TorreyPines Subsidiary, or any of the assets owned or used by TorreyPines or any TorreyPines Subsidiary, is subject. To the Knowledge of TorreyPines, no officer or other Key Employee of TorreyPines or any TorreyPines Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of TorreyPines or any TorreyPines Subsidiary or to any material assets owned or used by TorreyPines or any TorreyPines Subsidiary.

2.18       Authority; Binding Nature of Agreement. TorreyPines and each TorreyPines Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of TorreyPines (at one or more meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of TorreyPines and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of TorreyPines Common Stock and TorreyPines

Preferred Stock and directed that this Agreement and the Merger be submitted for consideration by TorreyPines’ stockholders at the TorreyPines Stockholders’ Meeting (as defined in Section 5.2). This Agreement has been duly executed and delivered by TorreyPines and assuming the due authorization, execution and delivery by Axonyx, constitutes the legal, valid and binding obligation of TorreyPines, enforceable against TorreyPines in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the TorreyPines Stockholder Voting Agreements, the Board of Directors of TorreyPines approved the TorreyPines Stockholder Voting Agreements and the transactions contemplated thereby.

2.19       Inapplicability of Anti-takeover Statutes. The Board of Directors of TorreyPines has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the TorreyPines Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the TorreyPines Stockholder Voting Agreements or any of the other Contemplated Transactions.

2.20       Vote Required. The affirmative vote (the “TorreyPines Stockholder Approval”) of the holders of (i) the holders of a majority of the shares of TorreyPines Common Stock and TorreyPines Preferred Stock outstanding on the record date for the TorreyPines Stockholders’ Meeting and entitled to vote thereon, voting as a single class and (ii) two-thirds of the outstanding TorreyPines Preferred Stock, voting together as a single class, (the “Required TorreyPines Stockholder Vote”) is the only vote of the holders of any class or series of TorreyPines Capital Stock necessary to adopt or approve this Agreement and approve the Merger.

2.21       Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required TorreyPines Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by TorreyPines, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of TorreyPines, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of TorreyPines;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which TorreyPines or its Subsidiaries, or any of the assets owned or used by TorreyPines or its Subsidiaries, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by TorreyPines or its Subsidiaries or that otherwise relates to the business of TorreyPines or its Subsidiaries or to any of the assets owned or used by TorreyPines or its Subsidiaries;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any TorreyPines Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any TorreyPines Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such TorreyPines Contract; (iii) accelerate the maturity or performance of any TorreyPines Contract; or (iv) cancel, terminate or modify any term of any TorreyPines Contract, except, in the case of any TorreyPines Material Contract, any non-material breach, default, penalty or modification and, in the case of all other TorreyPines Contracts, any breach, default, penalty or modification that would not result in a TorreyPines Material Adverse Effect;

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by TorreyPines or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of TorreyPines); or

(f)           result in, or increase the likelihood of, the transfer of any material asset of TorreyPines or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.21 of the TorreyPines Disclosure Schedule under any TorreyPines Contract, (ii) the approval of this Agreement and the Contemplated Transactions by TorreyPines’ stockholders, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither TorreyPines nor any of its Subsidiaries was, is, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.22	Bank Accounts; Receivables.

(a)          Part 2.22(a) of the TorreyPines Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of TorreyPines or any TorreyPines Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of May 31, 2006 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)          All existing accounts receivable of TorreyPines or any TorreyPines Subsidiary (including those accounts receivable reflected on the TorreyPines Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the TorreyPines Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of TorreyPines or any TorreyPines Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the TorreyPines Unaudited Interim Balance Sheet.

2.23       No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of TorreyPines or any of its Subsidiaries.

Section 3.	REPRESENTATIONS AND WARRANTIES OF AXONYX AND MERGER SUB

Axonyx and Merger Sub represent and warrant to TorreyPines as follows, except as set forth in the written disclosure schedule delivered by Axonyx to TorreyPines (the “Axonyx Disclosure Schedule”). The Axonyx Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Axonyx Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Axonyx Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Axonyx Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1	Subsidiaries; Due Organization; Etc.

(a)          Axonyx has no Subsidiaries, except for Merger Sub and the Entities identified in Part 3.1(a) of the Axonyx Disclosure Schedule; and neither Axonyx nor any of the other Entities identified in Part 3.1(a) of the Axonyx Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Entities identified in Part 3.1(a) of the Axonyx Disclosure Schedule. Axonyx has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Axonyx has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)          Each of Axonyx and the Axonyx Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)          Each of Axonyx and the Axonyx Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Axonyx Material Adverse Effect.

3.2          Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Axonyx has delivered to TorreyPines accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Axonyx and each Axonyx Subsidiary. Part 3.2 of the Axonyx Disclosure Schedule lists, and Axonyx has delivered to TorreyPines, accurate and complete copies of: (a) the charters of all committees of Axonyx’s board of directors; and (b) any code of conduct or similar policy adopted by Axonyx or by the board of directors, or any committee of the board of directors, of Axonyx.

3.3	Capitalization, Etc.

(a)          The authorized capital stock of Axonyx consists of: (i) 150,000,000 shares of Axonyx Common Stock, par value $0.001 per share, of which 53,680,721 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 15,000,000 shares of Axonyx Preferred Stock, par value $0.001 per share, of which 100,000 shares have been designated as Series A Preferred Stock, no shares of which have been issued or are outstanding as of the date of this Agreement. Axonyx does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Axonyx Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Axonyx Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Axonyx Common Stock is subject to any right of first refusal in favor of Axonyx. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the Axonyx Disclosure Schedule there is no Axonyx Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Axonyx Common Stock. Axonyx is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Axonyx Common Stock or other securities. Part 3.3(a)(ii) of the Axonyx Disclosure Schedule accurately and completely describes all repurchase rights held by Axonyx with respect to shares of Axonyx Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)          Except for the Axonyx 1998 Stock Option Plan and the Axonyx 2000 Stock Option Plan, as amended (collectively, the “Axonyx Stock Plans”), or except as set forth on Section 3.3(b) of the Axonyx Disclosure Schedule, Axonyx does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the date of this Agreement: (i) 100,000 shares of Axonyx Series A Preferred Stock are reserved for future issuance upon exercise of the Rights issued pursuant to the Rights Agreement, dated as of May 13, 2005, by and between Axonyx and Nevada Agency & Trust Co. as Rights Agent (the “Rights Agreement”); (ii) 1,049,600 shares of Axonyx Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Axonyx 1998 Stock Option Plan; (iii) 3,867,519 shares of

Axonyx Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Axonyx 2000 Stock Option Plan, as amended; (iv) 2,998,481 shares of Axonyx Common Stock are reserved for future issuance pursuant to stock options not yet granted under the Axonyx Stock Plans; (v) 237,500 shares of Axonyx Common Stock are subject to issuance pursuant to stock options granted and outstanding outside of the Axonyx Stock Plans and (vi) 7,083,116 shares of Axonyx Common Stock are reserved for future issuance pursuant to warrants to purchase Axonyx Common Stock (“Axonyx Warrants”). Part 3.3(b) of the Axonyx Disclosure Schedule sets forth the following information with respect to each Axonyx Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Axonyx Common Stock subject to such Axonyx Option at the time of grant; (C) the number of shares of Axonyx Common Stock subject to such Axonyx Option as of the date of this Agreement; (D) the exercise price of such Axonyx Option; (E) the date on which such Axonyx Option was granted; (F) the applicable vesting schedule, and the extent to which such Axonyx Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Axonyx Option expires; and (H) whether such Axonyx Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Axonyx has made available to TorreyPines accurate and complete copies of all stock option plans pursuant to which Axonyx has ever granted stock options, the forms of all stock option agreements evidencing such options and evidence of board and stockholder approval of any of the Axonyx Stock Plans and amendments thereto.

(c)          Except for the Rights Agreement and the outstanding Axonyx Warrants and Axonyx Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Axonyx; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Axonyx; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Axonyx is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Axonyx. There are not outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Axonyx.

(d)          All outstanding shares of Axonyx Common Stock and options, warrants and other securities of Axonyx have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Axonyx has delivered to TorreyPines accurate and complete copies of all Axonyx Warrants.

(e)          All of the outstanding shares of capital stock of each of Axonyx’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Axonyx, free and clear of any Encumbrances.

3.4	SEC Filings; Financial Statements.

(a)          Axonyx has delivered to TorreyPines accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Axonyx with the SEC since January 1, 2003 (the “Axonyx SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4 of the Axonyx Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by Axonyx or its officers with the SEC have been so filed on a timely basis. None of Axonyx’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Axonyx SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Axonyx SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Axonyx SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          Axonyx maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Axonyx is made known on a timely basis to the individuals responsible for the preparation of Axonyx’s filings with the SEC and other public disclosure documents. Axonyx is in compliance with the applicable listing and other rules and regulations of the NASDAQ Stock Market and has not since April 3, 2000 received any notice from the NASDAQ Stock Market asserting any non-compliance with such rules and regulations.

(c)          The consolidated financial statements (including any related notes) contained or incorporated by reference in the Axonyx SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Axonyx and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Axonyx and its consolidated Subsidiaries for the periods covered thereby.

(d)          Axonyx’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Axonyx and its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Axonyx, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Part 3.4(d) of the Axonyx Disclosure Schedule contains an accurate and complete description of all non-audit services performed by Axonyx’s auditors for Axonyx and its Subsidiaries since May 6, 2003 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e)          Each of Axonyx and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Axonyx maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting purposes.

(f)           Part 3.4(f) of the Axonyx Disclosure Schedule lists, and Axonyx has delivered to TorreyPines accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Axonyx since December 31, 2003.

(g)          From January 1, 2003, through the date hereof, Axonyx has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Axonyx Common Stock on the NASDAQ Stock Market. The SEC has informed Axonyx that it has no further comments with regard to the unresolved comments noted in the Axonyx SEC Documents.

(h)          Since January 1, 2003, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Axonyx, Axonyx’s Board of Director or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(i)           In connection with each private placement of Axonyx equity securities (each, a “Private Placement”) (i) Axonyx has filed all registration statements required to be filed with the SEC by Axonyx pursuant to the agreement between Axonyx and the investors in such Private Placement (each a “Private Placement Agreement”) within the time period required by such Private Placement Agreement and each such registration statement was declared effective by the SEC within the time period required by the Private Placement Agreement and (ii) Axonyx has caused each such registration statement to remain effective for the time period required by the Private Placement Agreement. Axonyx has not incurred any penalty for failure to comply with any requirement under any Private Placement Agreement.

3.5          Absence of Changes. Except as set forth on Part 3.5 of the Axonyx Disclosure Schedule, since the date of the Axonyx Unaudited Interim Balance Sheet:

(a)          there has not been any Axonyx Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Axonyx Material Adverse Effect;

(b)          there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Axonyx or any Axonyx Subsidiary (whether or not covered by insurance);

(c)          Axonyx has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)          Axonyx has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Axonyx Common Stock issued upon the valid exercise of outstanding Axonyx Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Axonyx Options identified in Part 3.3(b) of the Axonyx Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)          Axonyx has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Axonyx Stock Plans; (ii) any Axonyx Option or any Contract evidencing or relating to any Axonyx Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)           there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Axonyx or any Axonyx Subsidiaries, and neither Axonyx nor any Axonyx Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)          Neither Axonyx nor any Axonyx Subsidiary has formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

(h)          Neither Axonyx nor any Axonyx Subsidiary: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guaranteed any debt securities of others; or (iv) made any capital expenditure or commitment in excess of $100,000;

(i)           Neither Axonyx nor any Axonyx Subsidiary has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Axonyx Employee Plan; (ii) caused or permitted any Axonyx Employee Plan to be amended other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j)           Neither Axonyx nor any Axonyx Subsidiary has changed any of its methods of accounting or accounting practices;

(k)          Neither Axonyx nor any Axonyx Subsidiary has made any Tax election, filed any material amendment to any Tax Return, adopted or changed any material accounting method in respect of Taxes, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l)           Neither Axonyx nor any Axonyx Subsidiary has commenced or settled any Legal Proceeding;

(m)         Neither Axonyx nor any Axonyx Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(n)          Neither Axonyx nor any Axonyx Subsidiary has acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(o)          there has been no entry into, amendment or termination of any Axonyx Material Contract;

(p)          there has been no (i) material change in pricing or royalties or other payments set or charged by Axonyx or any Axonyx Subsidiary to its customers or licensees, (ii) agreement by any of Axonyx or any Axonyx Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to any of Axonyx or any Axonyx Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Axonyx or any Axonyx Subsidiary; and

(q)          Neither Axonyx nor any Axonyx Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).

3.6          Title to Assets. Each of Axonyx and the Axonyx Subsidiaries owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Axonyx

Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the Axonyx Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of Axonyx or any Axonyx Subsidiary as being owned by Axonyx or such Axonyx Subsidiary. All of said assets are owned by Axonyx or an Axonyx Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Axonyx; and (iii) liens described in Part 3.6 of the Axonyx Disclosure Schedule.

3.7          Real Property; Leasehold. Neither Axonyx nor any Axonyx Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Axonyx Disclosure Schedule which are in full force and effect and with no existing default thereunder.

3.8	Intellectual Property.

(a)          Axonyx, directly or through an Axonyx Subsidiary, owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all Axonyx IP Rights, except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a Axonyx Material Adverse Effect.

(b)          Part 3.8(b) of the Axonyx Disclosure Schedule is an accurate, true and complete listing of all Axonyx Registered IP.

(c)          Part 3.8(c) of the Axonyx Disclosure Schedule accurately identifies (i) all Axonyx IP Rights licensed to Axonyx (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Axonyx’s products or services); (ii) the corresponding Axonyx Contracts pursuant to which such Axonyx IP Rights are licensed to Axonyx; and (iii) whether the license or licenses granted to Axonyx are exclusive or non-exclusive.

(d)          Part 3.8(d) of the Axonyx Disclosure Schedule accurately identifies each Axonyx Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Axonyx IP Rights. Axonyx is not bound by, and no Axonyx IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Axonyx to use, exploit, assert, or enforce any Axonyx IP Rights anywhere in the world.

(e)          Axonyx exclusively owns all right, title, and interest to and in Axonyx IP Rights (other than Axonyx IP Rights exclusively licensed to Axonyx, as identified in Part 3.8(c) of the Axonyx Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Axonyx Contracts listed in Part 3.8(d) of the Axonyx Disclosure Schedule). Without limiting the generality of the foregoing:

(i)           To the Knowledge of Axonyx, all documents and instruments necessary to register or apply for or renew registration of Axonyx Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)          Each Person who is or was an employee or contractor of Axonyx and who is or was involved in the creation or development of any Axonyx IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Axonyx and confidentiality provisions protecting trade secrets and confidential information of Axonyx. No current or former stockholder, officer, director, or employee of Axonyx has any claim, right (whether or not currently exercisable), or interest to or in any Axonyx IP Rights. No employee of Axonyx is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Axonyx or (b) in breach of any Contract with any former employer or other Person concerning Axonyx IP Rights or confidentiality provisions protecting trade secrets and confidential information in Axonyx IP Rights.

(iii)         No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Axonyx IP Rights in which Axonyx has an ownership interest.

(iv)         Axonyx has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that Axonyx holds, or purports to hold, as a trade secret.

(v)          Axonyx has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Axonyx IP Rights to any other Person.

(vi)         Axonyx is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Axonyx to grant or offer to any other Person any license or right to any Axonyx IP Rights.

(vii)       To the Knowledge of Axonyx, the Axonyx IP Rights constitute all Intellectual Property necessary for Axonyx to conduct its business as currently conducted and planned to be conducted.

(f)           Axonyx has delivered, or made available to TorreyPines, a complete and accurate copy of all Axonyx IP Rights Agreements. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not constitute a breach of any Axonyx IP Rights Agreement, will not cause the forfeiture or termination of or Encumbrance upon, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Axonyx IP Rights or impair the right of the Surviving Corporation and its Subsidiaries to use, sell or license any Axonyx IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Axonyx Material Adverse Effect. With respect to each of the Axonyx IP Rights Agreements: (i) each such agreement is valid and binding on Axonyx or its Subsidiaries, as applicable, and in full force and effect; (ii) Axonyx has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Axonyx and its Subsidiaries, and to the Knowledge of Axonyx, any other party to such agreement, is not in breach or default thereof in any material respect.

(g)          Except as set forth on Part 3.8(g) of the Axonyx Disclosure Schedule, to the Knowledge of Axonyx, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Axonyx violates any license or agreement between Axonyx or its Subsidiaries and any third party or, to the Knowledge of Axonyx, infringes or misappropriates any intellectual property right of any other party, which infringement or misappropriation would reasonably be expected to have a Axonyx Material Adverse Effect. Axonyx has disclosed in correspondence to Axonyx the third-party patents and patent applications found during all freedom to operate searches that were conducted by Axonyx. To the Knowledge of Axonyx, no third party is infringing upon, or violating any license or agreement with Axonyx or its Subsidiaries relating to any Axonyx IP Rights. There is no current, pending or, to the Knowledge of Axonyx, threatened challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Axonyx IP Rights, nor has Axonyx received any written notice asserting that any Axonyx IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(h)          Each item of Axonyx IP Rights that is Axonyx Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Axonyx Registered IP in full force and effect have been made by the applicable deadline.

(i)           No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Axonyx conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Axonyx has or purports to have an ownership interest has been impaired.

(j)           Except as may be set forth in the Contracts listed on Parts 3.8(c) or 3.8(d) of the Axonyx Disclosure Schedule, Axonyx is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. Axonyx has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

3.9          Agreements, Contracts and Commitments. Part 3.9 of the Axonyx Disclosure Schedule identifies:

(a)          each Axonyx Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b)          each Axonyx Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Axonyx or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Axonyx’s or the Subsidiaries’ ability to terminate employees at will;

(c)          each Axonyx Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as a termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d)          each Axonyx Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Axonyx and any of its officers or directors;

(e)          each Axonyx Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Axonyx or its Subsidiaries to engage in any line of business or compete with any Person;

(f)           each Axonyx Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g)          each Axonyx Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)          each Axonyx Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of Axonyx or any Axonyx Subsidiary or any loans or debt obligations with officers or directors of Axonyx;

(i)           each Axonyx Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Axonyx, (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Axonyx or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Axonyx or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Axonyx or such Axonyx Subsidiary; or (iv) any agreement, contract or commitment currently in force to license any third party to manufacture or produce any Axonyx product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any Axonyx products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j)           each Axonyx Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Axonyx in connection with the Contemplated Transactions; or

(k)          any other agreement, contract or commitment (i) which involves payment or receipt by Axonyx or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of Axonyx and its Subsidiaries.

Axonyx has delivered or made available to TorreyPines accurate and complete (except for applicable redactions thereto) copies of all material written TorreyPines Contracts, including all amendments thereto. There are no Axonyx Contracts that are not in written form. Except as set forth on Part 3.9 of the Axonyx Disclosure Schedule, neither Axonyx nor any of its Subsidiaries has, nor to Axonyx’s Knowledge, as of the date of this Agreement has any other party to a Axonyx Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Axonyx or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (j) above (any such agreement, contract or commitment, a “Axonyx Material Contract”) in such manner as would permit any other party to cancel or terminate any such Axonyx Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Axonyx Material Adverse Effect. As to Axonyx and its Subsidiaries, as of the date of this Agreement, each Axonyx Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Axonyx, any Axonyx Subsidiary, the Surviving Corporation or TorreyPines or any TorreyPines Subsidiary to any Person under any Axonyx Contract or give any Person the right to terminate or alter the provisions of any Axonyx Contract. No Person is renegotiating, or has a right pursuant to the terms of any Axonyx Material Contract to renegotiate, any amount paid or payable to Axonyx under any Axonyx Material Contract or any other material term or provision of any Axonyx Material Contract. Part 3.9 of the Axonyx Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Axonyx (other than term sheets and proposals provided by Axonyx or to Axonyx by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by Axonyx or any Axonyx Subsidiary would be a Axonyx Material Contract.

3.10	Liabilities.

(a)          As of the date hereof, neither Axonyx nor any of its Subsidiaries has any Liability, individually or in the aggregate, except for: (i) Liabilities identified as such in the “liabilities” column of the Axonyx Unaudited Interim Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by Axonyx or its Subsidiaries since the date of the Axonyx Unaudited Interim Balance Sheet in the Ordinary Course of Business, which are not in excess of $100,000 in the aggregate; (iii) Liabilities for performance of obligations of Axonyx or any Axonyx Subsidiary under Axonyx Contracts and (iii) Liabilities described in Part 3.10 of the Axonyx Disclosure Schedule.

(b)          Part 3.10 of the Axonyx Disclosure Schedule sets forth a complete and correct detail of all ongoing obligations of Axonyx under (i) confidentiality agreements that include “non-solicitation” or “no-shop” provisions, and (ii) material transfer agreements, in each case to which Axonyx or any of its Subsidiaries is a party.

3.11	Compliance; Permits; Restrictions.

(a)          Axonyx and Axonyx Subsidiary are, and since January 1, 2003 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Axonyx, threatened against Axonyx or any Axonyx Subsidiaries, nor has any Governmental Body or authority indicated to Axonyx an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Axonyx or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Axonyx or any Axonyx Subsidiary, any acquisition of material property by Axonyx or any Axonyx Subsidiary or the conduct of business by Axonyx and any Subsidiary as currently conducted (ii) may have an adverse effect on Axonyx’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)          Axonyx and the Axonyx Subsidiaries hold all Governmental Authorizations which are material to the operation of their businesses (collectively, the “Axonyx Permits”). Part 3.11(b) of the Axonyx Disclosure Schedule identifies each Axonyx Permit. Each of Axonyx and each Axonyx Subsidiary is in compliance with the terms of the Axonyx Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Axonyx, threatened, which seeks to revoke, limit, suspend, or materially modify any Axonyx Permit. The rights and benefits of each material Axonyx Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Axonyx and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)          There are no proceedings pending or threatened with respect to an alleged violation by Axonyx or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other Legal Requirements promulgated by any other Drug Regulatory Agency.

(d)          Axonyx holds all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Axonyx as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates, including Phenserine, Posiphen and Bisnorcymserine (the “Axonyx Product Candidates”) (the “Axonyx Regulatory Permits”) and no such Axonyx Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Axonyx is in compliance in all material respects with the Axonyx Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Axonyx Regulatory Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Axonyx Regulatory Permit. Except for the information and files identified in Part 3.11(d) of the Axonyx Disclosure Schedule, Axonyx has made available to TorreyPines all information in its possession or control relating to the Axonyx Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Axonyx Product Candidates, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e)          All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Axonyx or in which Axonyx or its current products or product candidates, including the Axonyx Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 38 and 312. Axonyx has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, Axonyx or in which Axonyx or its current products or product candidates, including the Axonyx Product Candidates, have participated.

3.12	Tax Matters.

(a)          Axonyx and each Axonyx Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Axonyx nor any Axonyx Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Axonyx or any Axonyx Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)          All Taxes due and owing by Axonyx and each Axonyx Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Axonyx and each Axonyx Subsidiary (A) did not, as of the date of the Axonyx Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Axonyx Unaudited Interim Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Axonyx in filing its Tax Returns. Since the date of the Axonyx Unaudited Interim Balance Sheet, neither Axonyx nor any Axonyx Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)          Axonyx and each Axonyx Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)          There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Axonyx or any Axonyx Subsidiary.

(e)          Neither Axonyx nor any Axonyx Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Axonyx or any Axonyx Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of Axonyx to act on behalf of Axonyx) with respect to any Taxes of Axonyx or any Axonyx Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to Axonyx or any Axonyx Subsidiary with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to Axonyx or any Axonyx Subsidiary. Axonyx has delivered or made available to TorreyPines complete and accurate copies of all Tax Returns of Axonyx and each Axonyx Subsidiary (and predecessors of each) for the years ended December 31, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Axonyx and each Axonyx Subsidiary since December 31, 2001. Neither Axonyx nor any Axonyx Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(f)           All material elections with respect to Taxes affecting Axonyx or any Axonyx Subsidiary as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to TorreyPines, are set forth on Schedule 3.12(f). Axonyx (and each Axonyx Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Axonyx or any Axonyx Subsidiary; (ii) has not agreed, nor is Axonyx or any Axonyx Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is Axonyx or any Axonyx Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-

exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made nor will make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vii) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g)          Axonyx has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)          Neither Axonyx nor any Axonyx Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

(i)           Neither Axonyx nor any Axonyx Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Axonyx) for federal, state, local or foreign Tax purposes. Neither Axonyx nor any Axonyx Subsidiary have any Liability for the Taxes of any Person (other than Axonyx and any Axonyx Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j)           Neither Axonyx nor any Axonyx Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)          Neither Axonyx nor any Axonyx Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l)           Neither Axonyx nor any Axonyx Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2). Neither Axonyx nor any Axonyx Subsidiary has entered into any transaction (i) that would result in a substantial understatement of federal income tax within the meaning of Code Section 6662 if the treatment claimed by Axonyx were disallowed and (ii) for which there is no substantial authority for Axonyx’s tax treatment of such transaction or for which Axonyx has not disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(m)         Neither Axonyx nor any Axonyx Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13	Employee and Labor Matters; Benefit Plans.

(a)          Axonyx has provided to TorreyPines, with respect to each employee of Axonyx and each Axonyx Subsidiary (including any employee of Axonyx or an Axonyx Subsidiary who is on a leave of absence or on layoff status):

(i)               the name of such employee;

(ii)	such employee’s title; and

(iii)         such employee’s annualized compensation as of the date of this Agreement.

(b)          The employment of Axonyx’s and each Axonyx Subsidiary’s employees is terminable by Axonyx or such Axonyx Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). Axonyx has made available to TorreyPines accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Axonyx Associates to the extent currently effective and material.

(c)          To the Knowledge of Axonyx, no Key Employee of Axonyx or any Axonyx Subsidiary intends to terminate his or her employment with Axonyx or such Axonyx Subsidiary, nor has any such Key Employee threatened or expressed any intention to do so.

(d)          Neither Axonyx nor any Axonyx Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Axonyx, seeking to represent any employees of Axonyx or any Axonyx Subsidiary.

(e)          There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Axonyx or any Axonyx Subsidiary or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(f)           Neither Axonyx nor any Axonyx Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Axonyx, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Axonyx Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.

(g)          Part 3.13(g) of the Axonyx Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Axonyx or any Axonyx Subsidiary (or any trade or business (whether or not incorporated) which is a Axonyx Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Axonyx, any Axonyx Subsidiary or any Axonyx Affiliate, or under which Axonyx or any Axonyx Subsidiary or any Axonyx Affiliate has incurred or may incur any liability (each, an “Axonyx Employee Plan”). Part 3.13(g) of the Axonyx Disclosure Schedule sets forth all amounts owed to any employee or consultant of Axonyx or any Axonyx Subsidiary, under any severance arrangement with Axonyx or any Axonyx Subsidiary, as a result of the consummation of the Merger or the Contemplated Transactions.

(h)          With respect to each Axonyx Employee Plan, Axonyx has made available to Axonyx a true and complete copy of, to the extent applicable, (i) such Axonyx Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Axonyx Employee Plan, (iv) the most recent summary plan description for each Axonyx Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Axonyx, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Axonyx Employee Plan.

(i)           Each Axonyx Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Axonyx, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Axonyx Employee Plan or the exempt status of any related trust.

(j)           Each Axonyx Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(k)          Neither Axonyx nor any Axonyx Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of

ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Axonyx nor any Axonyx Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Axonyx Employee Plan subject to ERISA and neither Axonyx nor any Axonyx Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(l)           Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Axonyx or any Axonyx Subsidiary, all contributions required to be made under the terms of each Axonyx Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

(m)        Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Axonyx or any Axonyx Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Axonyx Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of Axonyx threatened against Axonyx, any Axonyx Subsidiary or any Axonyx Employee Plan, and neither Axonyx nor any Axonyx Subsidiary has received any notice of, an audit or investigation of any Axonyx Employee Plan by the Internal Revenue Service or Department of Labor.

(n)          No Axonyx Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Axonyx nor any Axonyx Subsidiary or Axonyx Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Axonyx Employee Plan is a Multiemployer Plan, and neither Axonyx nor any Axonyx Subsidiary or Axonyx Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Axonyx Employee Plan is a Multiple Employer Plan.

(o)          No Axonyx Employee Plan (other than to the extent set forth in an employment, retention, change in control, deferred compensation or severance agreement or arrangement between Axonyx or any Axonyx Subsidiary and any present or former employee or director) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Axonyx Employee Plan qualified under Section 401(a) of the Code.

(p)          Neither Axonyx nor any Axonyx Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

3.14       Environmental Matters. Axonyx and each Axonyx Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Axonyx and each and each Axonyx Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Axonyx nor any Axonyx Subsidiary has received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Axonyx or any Axonyx Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Axonyx, there are no circumstances that may prevent or interfere with Axonyx’s compliance with any Environmental Law in the future. To the Knowledge of Axonyx: (i) no current or prior owner of any property leased or controlled by Axonyx has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by Axonyx or any Axonyx Subsidiary, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or TorreyPines is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law.

3.15	Insurance.

(a)          Axonyx has delivered to TorreyPines accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of Axonyx and each Axonyx Subsidiary. Each of such insurance policies is in full force and effect and Axonyx and each Axonyx Subsidiary are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2004, neither Axonyx nor any Axonyx Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Axonyx or any Axonyx Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Axonyx and each Axonyx Subsidiary is accurate and complete. Axonyx and each Axonyx Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Axonyx or any Axonyx Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Axonyx or any Axonyx Subsidiary of its intent to do so.

(b)          Axonyx has made available to TorreyPines accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Axonyx and each Axonyx Subsidiary as of the date of this Agreement (the “Existing Axonyx D&O Policies”). Part 3.15(b) of the Axonyx Disclosure Schedule accurately sets forth the most recent annual premiums paid by Axonyx and each Axonyx Subsidiary with respect to the Existing Axonyx D&O Policies.

3.16       Transactions with Affiliates. Except as set forth in the Axonyx SEC Documents filed prior to the date of this Agreement, since the date of Axonyx’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Axonyx pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.16 of the Axonyx Disclosure Schedule identifies each Person who is (or who may be deemed to be) an

“affiliate” (as that term is used in Rule 145 under the Securities Act) of Axonyx or any Axonyx Subsidiary as of the date of this Agreement.

3.17	Legal Proceedings; Orders.

(a)          Except as set forth in Part 3.17 of the Axonyx Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Axonyx) no Person has threatened to commence any Legal Proceeding: (i) that involves Axonyx or any of its Subsidiaries, any Axonyx Associate (in his or her capacity as such) or any of the material assets owned or used by Axonyx or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Axonyx, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.17 of the Axonyx Disclosure Schedule, Axonyx has provided TorreyPines or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Axonyx has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)          There is no order, writ, injunction, judgment or decree to which Axonyx or any Axonyx Subsidiary, or any of the assets owned or used by Axonyx or any Axonyx Subsidiary, is subject. To the Knowledge of Axonyx, no officer or other Key Employee of Axonyx or any Axonyx Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Axonyx or any Axonyx Subsidiary or to any material assets owned or used by Axonyx or any Axonyx Subsidiary.

3.18       Authority; Binding Nature of Agreement. Axonyx and each Axonyx Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of Axonyx and Merger Sub (at meetings duly called and held) has: (a)  determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of Axonyx Common Stock and directed that this Agreement and the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger be submitted for consideration by Axonyx’s stockholders at the Axonyx Stockholders’ Meeting (as defined in Section 5.3). This Agreement has been duly executed and delivered by Axonyx and Merger Sub, and assuming the due authorization, execution and delivery by TorreyPines constitutes the legal, valid and binding obligation of Axonyx or Merger Sub (as applicable), enforceable against each of Axonyx and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Axonyx Stockholder Voting Agreements, the Board of Directors of Axonyx approved the Axonyx Stockholder Voting Agreements and the transactions contemplated thereby.

3.19       Inapplicability of Anti-takeover Statutes. The Boards of Directors of Axonyx and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Axonyx Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Axonyx Stockholder Voting Agreements or any of the other Contemplated Transactions.

3.20       Vote Required. The affirmative vote (the “Axonyx Stockholder Approval”) of: (i) the holders of a majority of the shares of Axonyx Common Stock having voting power present in person or represented by proxy at the Axonyx Stockholders Meeting is the only vote of the holders of any class or series of Axonyx’s capital stock necessary to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger and the Change of Control; and (ii) the holders of a majority of the shares of Axonyx Common Stock outstanding on the record date for the Axonyx Stockholders Meeting is the only vote of the holders of any class or series of Axonyx’s Capital Stock necessary to approve the Axonyx Certificate, the Reverse Stock Split, the Reincorporation and the Axonyx Name Change (collectively, the “Required Axonyx Stockholder Vote”).

3.21       Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required Axonyx Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Axonyx or Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Axonyx or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Axonyx or Merger Sub;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Axonyx or its Subsidiaries, or any of the assets owned or used by Axonyx or its Subsidiaries, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Axonyx or its Subsidiaries or that otherwise relates to the business of Axonyx or its Subsidiaries or to any of the assets owned or used by Axonyx or its Subsidiaries;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Axonyx Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Axonyx Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Axonyx Contract; (iii) accelerate the maturity or performance of any Axonyx Contract; or (iv) cancel, terminate or modify any term of any Axonyx Contract; except, in the case of any Axonyx Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Axonyx Contracts, any breach, default, penalty or modification that would not result in a Axonyx Material Adverse Effect;

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Axonyx or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Axonyx); or

(f)           result in, or increase the likelihood of, the transfer of any material asset of Axonyx or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 3.21 of the Axonyx Disclosure Schedule under any Axonyx Contract, (ii) the approval of the Merger, the issuance of shares of Axonyx Common Stock in the Merger, the Axonyx Certificate and the Change of Control, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act, any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Axonyx nor any of its Subsidiaries was, is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.22	Bank Accounts; Receivables.

(a)          Part 3.22(a) of the Axonyx Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Axonyx or any Axonyx Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of May 31, 2006 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)          All existing accounts receivable of Axonyx or any Axonyx Subsidiary (including those accounts receivable reflected on the Axonyx Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Axonyx Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Axonyx or any Axonyx Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Axonyx Unaudited Interim Balance Sheet.

3.23       Axonyx Rights Agreement. Axonyx has amended the Rights Agreement, and taken all other action necessary or appropriate so that the execution and delivery of this Agreement by the Parties hereto, and the consummation by Axonyx of the Merger and the Contemplated Transactions, do not and will not cause TorreyPines or any of TorreyPines’ Affiliates to be within the definition of “Acquiring Person” under the Rights Agreement.

3.24       No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Axonyx or any of its Subsidiaries.

3.25       Valid Issuance. The Axonyx Common Stock to be issued in the Merger and the Axonyx Common Stock to be issued upon exercise of the Axonyx Merger Warrants to be issued in the Merger, will, when issued in accordance with the provisions of this Agreement and the Axonyx Merger Warrants be validly issued, fully paid and nonassessable.

Section 4.	CERTAIN COVENANTS OF THE PARTIES

4.1          Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with copies of:

(i)           the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month;

(ii)          all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii)         any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)         any material notice, document or other communication sent by or on behalf of a Party to any party to any Axonyx Material Contract or TorreyPines Material Contract, as applicable, or sent to a Party by any party to any Axonyx Material Contract or TorreyPines Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Axonyx Material Contract or TorreyPines Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v)          any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)         any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party, and, with regard to any Legal Proceeding set forth on Part 3.17 of the Axonyx Disclosure Schedule or Part 2.17 of the TorreyPines Disclosure Schedule, Axonyx or TorreyPines, as applicable, shall provide the other Party and its counsel in advance filings to be made by or on behalf of Axonyx or TorreyPines, as applicable, with regard to such Legal Proceeding and the other Party the opportunity to comment on such filings and shall provide the other Party all information and correspondence with any broker or insurer in connection with any insurance policy or policies applicable to such Legal Proceeding; and

(vii)       any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

4.2	Operation of Axonyx’s Business.

(a)          Except as set forth on Part 4.2 of the Axonyx Disclosure Schedule, during the Pre-Closing Period: (i) each of Axonyx and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) each of Axonyx and its Subsidiaries shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Axonyx and its Subsidiaries; and (iii) Axonyx shall promptly notify TorreyPines of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the

Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Axonyx or its Subsidiaries that is commenced, or, to the Knowledge of Axonyx, threatened against, Axonyx or its Subsidiaries.

(b)          Except as set forth in Part 4.2 of the Axonyx Disclosure Schedule, and subject to any Legal Requirement applicable to Axonyx or any of its Subsidiaries or as specifically required by, or as a direct result of actions required by, this Agreement, during the Pre-Closing Period, neither Axonyx nor any of its Subsidiaries shall, without the prior written consent of TorreyPines, which consent shall not be unreasonably withheld, take any action set forth in Section 3.5(c)-(q).

(c)          During the Pre-Closing Period, Axonyx shall promptly notify TorreyPines in writing, by delivering an updated Axonyx Disclosure Schedule, of: (i) the discovery by Axonyx of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Axonyx in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Axonyx in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Axonyx; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Axonyx shall promptly advise TorreyPines in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Axonyx or its Subsidiaries or (to the Knowledge of Axonyx) any director, officer or Key Employee of Axonyx or its Subsidiaries. No notification given to TorreyPines pursuant to this Section 4.2(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Axonyx contained in this Agreement or the Axonyx Disclosure Schedule for purposes of Section 8.1.

(d)          Notwithstanding the restrictions contained in this Section 4.2, nothing shall limit or otherwise restrict Axonyx’s ability to discuss, negotiate or enter into an Axonyx Permitted Transaction and furnish information related thereto. Axonyx shall, and shall cause its Representatives to provide the Chief Financial Officer and Vice President, Corporate Development of TorreyPines, in consultation with counsel, with copies of all documents and communications related to an Axonyx Permitted Transaction.

4.3	Operation of TorreyPines’ Business.

(a)          Except as set forth on Part 4.3 of the TorreyPines Disclosure Schedule, during the Pre-Closing Period: (i) each of TorreyPines and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; and (ii) each of TorreyPines and its Subsidiaries shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with TorreyPines or its Subsidiaries; and (iii) TorreyPines shall promptly notify Axonyx of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting TorreyPines or any of its Subsidiaries that is commenced, or, to the Knowledge of TorreyPines, threatened against, TorreyPines or any of its Subsidiaries.

(b)          Except as set forth in Part 4.3 of the TorreyPines Disclosure Schedule or as specifically required by, or as a direct result of actions required by, this Agreement, and subject to any Legal Requirement applicable to TorreyPines or any of its Subsidiaries, during the Pre-Closing Period, neither TorreyPines nor any of its Subsidiaries shall, without the prior written consent of Axonyx, which consent shall not be unreasonably withheld, take any action set forth in Section 2.5(c)-(q).

(c)          During the Pre-Closing Period, TorreyPines shall promptly notify Axonyx in writing, by delivery of an updated TorreyPines Disclosure Schedule, of: (i) the discovery by TorreyPines of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by TorreyPines in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by TorreyPines in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of TorreyPines; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, TorreyPines shall promptly advise Axonyx in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, TorreyPines or any of its Subsidiaries or (to the Knowledge of TorreyPines) any director, officer or Key Employee of TorreyPines or any of its Subsidiaries. No notification given to Axonyx pursuant to this Section 4.3(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of TorreyPines contained in this Agreement or the TorreyPines Disclosure Schedule for purposes of Section 7.1.

(d)          Notwithstanding the restrictions contained in this Section 4.3, nothing shall limit or otherwise restrict TorreyPines’ ability to (i) consummate the TorreyPines Financing and (ii) discuss, negotiate or enter into a TorreyPines Permitted Transaction and furnish information related thereto. TorreyPines shall, and shall cause its Representatives to provide the Chief Financial Officer and General Counsel of Axonyx, in consultation with counsel, with copies of all documents and communications related to a TorreyPines Permitted Transaction.

4.4	No Solicitation.

(a)          Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4(a), prior to the adoption and approval of this Agreement by the Required TorreyPines Stockholder Vote or the Required Axonyx Stockholder Vote, as applicable, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A)  neither such Party nor any Representative of such Party shall have breached this Section 4.4; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least two Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement.

(b)          If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such

Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c)          Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

(d)          Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES
5.1	Registration Statement; Joint Proxy Statement/Prospectus.

(a)          As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Axonyx shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to TorreyPines’ and Axonyx’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to TorreyPines occurs, or if TorreyPines becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then TorreyPines shall promptly inform Axonyx thereof and shall cooperate with Axonyx in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of TorreyPines.

(b)          Prior to the Effective Time, Axonyx shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Axonyx Common

Stock to be issued in the Merger and Axonyx Common Stock to be issued upon exercise of Axonyx Merger Warrants will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of TorreyPines Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the TorreyPines Stockholders’ Meeting; provided, however, that Axonyx shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2	TorreyPines Stockholders’ Meeting.

(a)          TorreyPines shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of TorreyPines Capital Stock to vote on the adoption and approval of this Agreement (the “TorreyPines Stockholders’ Meeting”). The TorreyPines Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. TorreyPines shall ensure that all proxies solicited in connection with the TorreyPines Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)          TorreyPines agrees that, subject to Section 5.2(c): (i) TorreyPines’ Board of Directors shall recommend that TorreyPines’ stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of TorreyPines recommends that TorreyPines’ stockholders vote to adopt and approve this Agreement at the TorreyPines Stockholders’ Meeting (the recommendation of TorreyPines’ Board of Directors that TorreyPines’ stockholders vote to adopt and approve this Agreement being referred to as the “TorreyPines Board Recommendation”); and (iii) the TorreyPines Board Recommendation shall not be withdrawn or modified in a manner adverse to Axonyx, and no resolution by the Board of Directors of TorreyPines or any committee thereof to withdraw or modify the TorreyPines Board Recommendation in a manner adverse to Axonyx shall be adopted or proposed.

(c)          Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required TorreyPines Stockholder Vote, TorreyPines’ Board of Directors may withhold, amend, withdraw or modify the TorreyPines Board Recommendation in a manner adverse to Axonyx if, but only if TorreyPines’ Board of Directors determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided that Axonyx receives written notice from TorreyPines confirming that TorreyPines’ Board of Directors has determined to change its recommendation at least three Business Days in advance of the TorreyPines Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Axonyx.

(d)          TorreyPines’ obligation to call, give notice of and hold the TorreyPines Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the TorreyPines Board Recommendation.

5.3	Axonyx Stockholders’ Meeting.

(a)          Axonyx shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Axonyx Common Stock to vote on the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation and the Axonyx Name Change (such meeting, the “Axonyx Stockholders’ Meeting”). The Axonyx Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Axonyx shall ensure that all proxies solicited in connection with the Axonyx Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)          Subject to Section 5.3(c): (i) Axonyx’s Board of Directors shall recommend that the holders of Axonyx Common Stock vote to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation, the 2006 Equity Incentive Plan and the Axonyx Name Change, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Axonyx recommends that Axonyx’s stockholders vote to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation, the 2006 Equity Incentive Plan and the Axonyx Name Change (the recommendation of Axonyx’s Board of Directors that Axonyx’s stockholders vote to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation, the 2006 Equity Incentive Plan and the Axonyx Name Change being referred to as the “Axonyx Board Recommendation”); and (iii) the Axonyx Board Recommendation shall not be withdrawn or modified in a manner adverse to TorreyPines, and no resolution by the Board of Directors of Axonyx or any committee thereof to withdraw or modify the Axonyx Board Recommendation in a manner adverse to TorreyPines shall be adopted or proposed.

(c)          Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger by the stockholders of Axonyx by the Required Axonyx Stockholder Vote, Axonyx’s Board of Directors may withhold, amend, withdraw or modify the Axonyx Board Recommendation in a manner adverse to TorreyPines if, but only if Axonyx’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided that TorreyPines receives written notice from Axonyx confirming that Axonyx’s Board of Directors has determined to change its recommendation at least three Business Days in advance of the Axonyx Board

Recommendation being withdrawn, withheld, amended or modified in a manner adverse to TorreyPines.

(d)          Axonyx’s obligation to call, give notice of and hold the Axonyx Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Axonyx Board Recommendation.

(e)          Nothing contained in this Agreement shall prohibit Axonyx or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Axonyx or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Axonyx is unable to take a position with respect to the bidder’s tender offer unless Axonyx’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements. Axonyx shall not withdraw or modify in a manner adverse to TorreyPines the Axonyx Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(b).

5.4          Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. TorreyPines and Axonyx shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5	TorreyPines Options and Warrants.

(a)          Subject to Section 5.5(d), at the Effective Time, each TorreyPines Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Axonyx Common Stock, and Axonyx shall assume each such TorreyPines Option in accordance with the terms (as in effect as of the date of this Agreement) of the TorreyPines Stock Option Plan was issued and the terms of the stock option agreement by which such TorreyPines Option is evidenced. All rights with respect to TorreyPines Common Stock under TorreyPines Options assumed by Axonyx shall thereupon be converted into rights with respect to Axonyx Common Stock. Accordingly, from and after the Effective Time: (i) each TorreyPines Option assumed by Axonyx may be exercised solely for shares of Axonyx Common Stock; (ii) the number of shares of Axonyx Common Stock subject to each TorreyPines Option assumed by Axonyx shall be determined by multiplying (A) the number of shares of TorreyPines Common Stock that were subject to such

TorreyPines Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Axonyx Common Stock; (iii) the per share exercise price for the Axonyx Common Stock issuable upon exercise of each TorreyPines Option assumed by Axonyx shall be determined by dividing (A) the per share exercise price of TorreyPines Common Stock subject to such TorreyPines Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any TorreyPines Option assumed by Axonyx shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such TorreyPines Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a TorreyPines Option, such TorreyPines Option assumed by Axonyx in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Axonyx Common Stock subsequent to the Effective Time; and (B) Axonyx’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of TorreyPines’ Board of Directors or any committee thereof with respect to each TorreyPines Option assumed by Axonyx. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each TorreyPines Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Axonyx Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a TorreyPines Option shall not constitute a “modification” of such TorreyPines Option for purposes of Section 409A or Section 424 of the Code.

(b)          Prior to the Effective Time and subject to receipt of the requisite stockholder approval at the Axonyx Stockholders Meeting, Axonyx shall (i) approve and adopt an Equity Incentive Plan in the form reasonably acceptable to Axonyx and TorreyPines (the “2006 Equity Incentive Plan”) and (ii) reserve such number of shares of Axonyx Common Stock as agreed upon by TorreyPines and Axonyx for issuance pursuant to stock options granted thereunder.

(c)          Axonyx shall file with the SEC, no later than 60 days after the Effective Time, a registration statement on Form S-8, if available for use by Axonyx, relating to the shares of Axonyx Common Stock issuable with respect to TorreyPines Options assumed by Axonyx in accordance with Section 5.5(a) and the shares of Axonyx Common Stock issuable with respect to the 2006 Equity Incentive Plan.

(d)          Subject to Section 5.5(e), at the Effective Time, each TorreyPines Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase Axonyx Common Stock and Axonyx shall assume each such TorreyPines Warrant in accordance with its terms. All rights with respect to TorreyPines Common Stock or TorreyPines Preferred Stock under TorreyPines Warrants assumed by Axonyx shall thereupon be converted into rights with respect to Axonyx Common Stock. Accordingly, from and after the Effective Time: (i) each TorreyPines Warrant assumed by Axonyx may be exercised solely for shares of Axonyx Common Stock; (ii) the number of shares of Axonyx Common Stock subject to each TorreyPines Warrant assumed by Axonyx shall be determined by multiplying (A) the number of shares of TorreyPines Common Stock, or the number of shares of TorreyPines Common Stock issuable upon conversion of the shares of TorreyPines Preferred Stock issuable upon exercise of the TorreyPines Warrant, as applicable, that were subject to such TorreyPines Warrant immediately prior to the Effective Time by (B) the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Axonyx Common Stock; (iii) the per share exercise price for the Axonyx Common Stock issuable upon exercise of each TorreyPines Warrant assumed by Axonyx shall be determined by dividing the effective per share exercise price of TorreyPines Common Stock or TorreyPines Preferred Stock, subject to such TorreyPines Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any TorreyPines Warrant assumed by Axonyx shall continue in full force and effect and the term and other provisions of such TorreyPines Warrant shall otherwise remain unchanged.

(e)          Prior to the Effective Time, TorreyPines shall take all actions that may be necessary (under the TorreyPines Stock Option Plan, the TorreyPines Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of TorreyPines Options and TorreyPines Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6          Employee Benefits. Axonyx and TorreyPines shall cause Axonyx to comply with terms of any employment, severance, retention, change of control, or similar agreement set forth on Part 3.9 of the Axonyx Disclosure Schedule, as of the date of this Agreement, subject to the provisions of such agreements. Axonyx and TorreyPines shall cause Axonyx and each of its subsidiaries, for the period commencing at the Effective Time and ending twelve months thereafter, to maintain for Axonyx Associates in the aggregate, medical, dental insurance and similar benefits (other than equity-based benefits and compensation) that are substantially the same as such benefits (other than equity-based benefits and compensation) maintained for and provided to such Axonyx Associates immediately before the Effective Time. Nothing set forth herein shall be construed to create a right in any employee to employment with Axonyx or any other Subsidiary of Axonyx. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Axonyx or any current or future Axonyx Subsidiary (including TorreyPines) and no provision of this Section 5.6 shall create any third party beneficiary rights.

5.7	Indemnification of Officers and Directors.

(a)          From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Axonyx and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Axonyx or TorreyPines (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Axonyx or TorreyPines, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Axonyx and the Surviving Corporation, jointly and severally, upon receipt by Axonyx or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the laws of the state of Nevada, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)          The certificate of incorporation and bylaws of each of Axonyx and the Surviving Corporation shall contain, and Axonyx shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Axonyx and TorreyPines than are presently set forth in the certificate of incorporation and bylaws of Axonyx and TorreyPines, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Axonyx or TorreyPines.

(c)          TorreyPines shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by TorreyPines (provided that Axonyx may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall Axonyx be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by TorreyPines for such insurance.

(d)          Axonyx shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Axonyx (provided that Axonyx may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall Axonyx be required to expend pursuant to this Section 5.7(d) more than an amount equal to 200% of current annual premiums paid by Axonyx for such insurance.

(e)          Axonyx shall purchase directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Axonyx.

(f)           Axonyx shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(g)          The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Axonyx and TorreyPines by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h)          In the event Axonyx or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Axonyx or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Axonyx shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8	Additional Agreements.

(a)          Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b)          Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such

Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.9          Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of TorreyPines and Axonyx may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by TorreyPines or Axonyx in compliance with this Section 5.9.

5.10       Listing. Axonyx shall use its reasonable best efforts to maintain its existing listing on the NASDAQ Stock Market, to obtain approval of the listing of the combined company on the NASDAQ Stock Market and to cause the shares of Axonyx Common Stock being issued in the Merger and the shares of Axonyx Common Stock issuable upon exercise of Axonyx Merger Warrants being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Stock Market at or prior to the Effective Time.

5.11       Directors and Officers. Each Party shall use commercially reasonable efforts to obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of such Party who is not continuing as an officer or director of Axonyx. The directors who remain on the Board of Directors of Axonyx at the Effective Time shall be Steven Ferris, Marvin Hausman and Steven Ratoff (“Axonyx Designated Directors”). In addition, the Board of Directors of Axonyx shall elect, to be effective as of the Effective Time, five (5) directors designated by TorreyPines, each to serve as members of the Board of Directors of Axonyx (“TorreyPines Designated Directors”) and the Board of Directors of Axonyx shall cause such directors to be nominated at the next annual meeting of stockholders of Axonyx. If any Axonyx Designated Director or TorreyPines Designated Director shall be unable to serve as a director at the Effective Time, the Party which designated such individual shall designate another individual, reasonably acceptable to the other Party, to serve in such individual’s place. The Board of Directors of Axonyx shall appoint each of the individuals set forth on Schedule 5.11 as officers of Axonyx, effective as of the Effective Time.

5.12       Resale Registration Statement. Within 60 days after the Effective Time, Axonyx shall file with the SEC, and thereafter use its commercially reasonable efforts to have declared effective as soon as practicable, a “shelf” registration statement on Form S-3 (or if Axonyx is not eligible to use Form S-3, any other form that Axonyx is eligible to use) (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale by former affiliates of TorreyPines (including any former affiliates of TorreyPines who may following the Effective Time be current affiliates of Axonyx) of shares of Axonyx Common

Stock (including the Axonyx Common Stock issuable upon exercise of the Axonyx Merger Warrants) issued pursuant to this Agreement as merger consideration (the “Registrable Merger Shares”). In its discretion, Axonyx will be permitted to register any other shares for resale by other eligible selling stockholders using the Shelf Registration Statement. Subject to customary black-out periods, Axonyx shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

5.13	Tax Matters.

(a)          Axonyx, Merger Sub and TorreyPines shall use their respective reasonable best efforts to cause the Merger to qualify, and shall use their respective reasonable best efforts not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)          This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Axonyx, Merger Sub and TorreyPines shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)          The parties hereto shall cooperate and use their commercially reasonable efforts in order for TorreyPines to obtain the opinion of Cooley Godward LLP, in form and substance reasonably acceptable to TorreyPines, dated as of the Closing (the “Cooley Opinion”), and Axonyx to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Axonyx, dated as of the Closing (the “Latham Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal U.S. income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Axonyx (and Merger Sub) and TorreyPines shall, as of the Effective Time, execute and deliver to Cooley Godward LLP and Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions, in substantially the forms attached to this Agreement as Exhibits F and G, respectively (the “Tax Representation Letters”). In rendering such opinions, Cooley Godward LLP and Latham & Watkins LLP shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in the Tax Representation Letters.

(d)          TorreyPines shall use commercially reasonable efforts to cause Cooley Godward LLP to deliver to it and Axonyx shall use commercially reasonable efforts to cause Latham & Watkins LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.

5.14       Lock-up Agreement. Neil Kurtz, M.D., Craig Johnson, Evelyn Graham, William T. Comer, Ph.D., Roy C. Cosan, Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason S. Fisherman, M.D., Rudolph E. Tanzi, Ph.D., Patrick Van Beneden, Johnson & Johnson Development Corporation, Alta Partners and its Affiliates, Advent International and its Affiliates and GIMV, NV and its Affiliates shall each enter into a Lock-up Agreement in the form attached hereto as Exhibit E (the “Lock-up Agreement”), pursuant to which such parties shall agree not to sell, assign or otherwise transfer the shares of Axonyx Common Stock they receive pursuant to the terms of this Agreement from the Closing Date until 180 days after the Closing Date; provided, however, the restrictions on the sale, assignment or transfer of such shares of Axonyx Common Stock shall not apply to the cashless exercise of TorreyPines Options or Axonyx Options.

5.15       Legends. Axonyx shall be entitled to place appropriate legends on the certificates evidencing any shares of Axonyx Common Stock to be received in the Merger by equityholders of TorreyPines who may be considered “affiliates” of Axonyx for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Axonyx Common Stock.

5.16       Interpretation of Certain Agreements. Each of the Parties agrees that the consummation of the Contemplated Transactions shall constitute a “change in control” for purposes of each plan, agreement, contract or arrangement identified on Part 5.16 of the Axonyx Disclosure Schedule or Part 5.16 of the TorreyPines Disclosure Schedule and each of the Parties and their respective Subsidiaries shall construe, interpret and administer each such plan, agreement, contract or arrangement in a manner consistent with such interpretation. The failure to identify a plan, agreement, contract or arrangement on Part 5.16 of the Axonyx Disclosure Schedule or Part 5.16 of the TorreyPines Disclosure Schedule shall not be deemed to reflect a determination that the consummation of the Contemplated Transactions is not a “change in control” for purposes of such plan, agreement, contract or arrangement.

5.17       Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

Section 6.	Conditions Precedent to Obligations of Each Party

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1          Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3          Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required TorreyPines Stockholder Vote, and the issuance of the Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split and the Reincorporation shall have been duly approved by the Required Axonyx Stockholder Vote.

6.4          Listing. The existing shares of Axonyx Common Stock shall have been continually listed on the NASDAQ Stock Market as of and from the date of this Agreement through the Closing Date, the approval of the listing of the combined company on the NASDAQ Stock Market shall have been obtained and the shares of Axonyx Common Stock and the shares of Axonyx Common Stock issuable upon exercise of the Axonyx Merger Warrants to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the NASDAQ Stock Market as of the Effective Time.

6.5          Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply prior to the Closing to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Axonyx, Merger Sub and TorreyPines and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that TorreyPines, on the one hand, nor Axonyx on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

6.6           No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger;

(b) relating to the Merger and seeking to obtain from Axonyx, Merger Sub or TorreyPines any damages or other relief that may be material to Axonyx or TorreyPines; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Axonyx; (d) that could materially and adversely affect the right or ability of Axonyx or TorreyPines to own the assets or operate the business of Axonyx or TorreyPines; or (e) seeking to compel TorreyPines, Axonyx or any Subsidiary of Axonyx to dispose of or hold separate any material assets as a result of the Merger.

Section 7.  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF AXONYX AND MERGER SUB

The obligations of Axonyx and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Axonyx, at or prior to the Closing, of each of the following conditions:

7.1          Accuracy of Representations. The representations and warranties of TorreyPines contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a TorreyPines Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “TorreyPines Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the TorreyPines Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2          Performance of Covenants. Each of the covenants and obligations in this Agreement that TorreyPines is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by TorreyPines in all material respects.

7.3	Consents.

(a)          All of the Consents set forth on Part 7.3(a) of the TorreyPines Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b)          Any Governmental Authorization or other Consent required to be obtained by TorreyPines under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

7.4          Agreements and Other Documents. Axonyx shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)           the Latham Opinion dated as of the Closing Date and addressed to Axonyx. The condition set forth in this Section 7.4(a) shall not be waivable by Axonyx after receipt of the TorreyPines Stockholder Approval and the Axonyx Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b)          a certificate executed by the Chief Executive Officer and Chief Financial Officer of TorreyPines confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.7 have been duly satisfied;

(c)          certificates of good standing (or equivalent documentation) of TorreyPines in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of TorreyPines authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by TorreyPines hereunder; and

(d)          Lock-up Agreements from the individuals and entities listed in Section 5.14.

7.5          No Other Proceedings. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Axonyx, there is a reasonable possibility of an outcome that is adverse to Axonyx or TorreyPines: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Axonyx or TorreyPines, any damages or other relief that may be material to Axonyx or TorreyPines; (c) seeking to prohibit or limit in any material respect Axonyx’s stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Axonyx; (d) that could materially and adversely affect the right or ability of Axonyx or TorreyPines to own the assets or operate the business of TorreyPines; or (e) seeking to compel TorreyPines, Axonyx or any Subsidiary of Axonyx to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions.

7.6          FIRPTA Certificate. Axonyx shall have received from TorreyPines a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Axonyx along with written authorization for Axonyx to deliver such notice form to the Internal Revenue Service on behalf of TorreyPines upon the closing of the Merger.

Section 8.	Additional Conditions Precedent to Obligation of TorreyPines

The obligations of TorreyPines to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by TorreyPines, at or prior to the Closing, of each of the following conditions:

8.1           Accuracy of Representations. The representations and warranties of Axonyx and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Axonyx Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Axonyx Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Axonyx Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2          Performance of Covenants. All of the covenants and obligations in this Agreement that Axonyx or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3          Consents. All the Consents set forth on Part 8.3 of the Axonyx Disclosure Schedule shall have been obtained and shall be in full force and effect.

8.4	Documents. TorreyPines shall have received the following documents:

(a)          the Cooley Opinion dated as of the Closing Date and addressed to TorreyPines. The condition set forth in this Section 8.4(a) shall not be waivable by TorreyPines after receipt of the TorreyPines Stockholder Approval and the Axonyx Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b)          a certificate executed by the Chief Executive Officer and Chief Financial Officer of Axonyx confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.7 and 8.8 have been duly satisfied;

(c)          certificates of good standing of each of Axonyx and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Axonyx and Merger Sub hereunder; and

(d)          written resignations in forms satisfactory to TorreyPines, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Axonyx who are not to continue as officers or directors of the Surviving Corporation pursuant to Section 5.11 hereof.

8.5           No Other Proceedings. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of TorreyPines, there is a reasonable possibility of an outcome that is adverse to Axonyx or TorreyPines: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the Contemplated Transactions and seeking to obtain from Axonyx or TorreyPines, any damages or other relief that may be material to Axonyx or TorreyPines; (c) seeking to prohibit or limit in any material respect TorreyPines’ stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Axonyx; (d) that could materially and adversely affect the right or ability of Axonyx or TorreyPines to own the assets or operate the business of Axonyx or

TorreyPines; or (e) seeking to compel TorreyPines, Axonyx or any Subsidiary of Axonyx to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions.

8.6          Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Axonyx shall have failed to provide, with respect to any Axonyx SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7          Axonyx Net Cash. The Axonyx Net Cash at Closing shall be no less than the Minimum Cash Value.

8.8          Board of Directors. Axonyx shall have caused the Board of Directors of Axonyx to be constituted as set forth in Section 5.11 of this Agreement.

8.9          Officers. Each of the current officers of Axonyx who is not listed on Schedule 5.11 shall have delivered to Axonyx their written resignations as officers of Axonyx and each of the individuals on Schedule 5.11 shall have been appointed officers of Axonyx as of the Effective Time.

8.10       Rights Agreement. Axonyx shall have caused the Rights Agreement to be amended in order to exclude TorreyPines and their stockholders from the definition of an “Acquiring Person” thereunder.

8.11       Reverse Stock Split and Reincorporation. Axonyx shall have completed the Reincorporation and the Reverse Stock Split shall have been effected.

Section 9.	Termination

9.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by TorreyPines’ stockholders and whether before or after approval of the issuance of Axonyx Common Stock in the Merger by Axonyx’s stockholders, unless otherwise specified below):

(a)          by mutual written consent duly authorized by the Boards of Directors of Axonyx and TorreyPines;

(b)          by either Axonyx or TorreyPines if the Merger shall not have been consummated by November 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either Axonyx or TorreyPines if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)          by either Axonyx or TorreyPines if (i) the TorreyPines Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and TorreyPines’ stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the TorreyPines Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required TorreyPines Stockholder Vote; provided, however, that (A) the right to terminate this Agreement under this Section 9.1(d) shall not be available to TorreyPines where the failure to obtain the Required TorreyPines Stockholder Vote shall have been caused by the action or failure to act of TorreyPines and such action or failure to act constitutes a material breach by TorreyPines of this Agreement; and (B) TorreyPines shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless TorreyPines shall have paid to Axonyx any fee that is required to be paid to Axonyx under the circumstances set forth in Section 9.3(b);

(e)          by either Axonyx or TorreyPines if (i) the Axonyx Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Axonyx’s stockholders shall have taken a final vote on the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reincorporation, the Reverse Stock Split and the Change of Control and (ii) any of the issuance of Axonyx Common Stock and Axonyx Merger Warrant in the Merger, the Axonyx Certificate, the Reincorporation, the Reverse Stock Split or the Change of Control shall not have been approved at the Axonyx Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Axonyx Stockholder Vote; provided, however, that (A) the right to terminate this Agreement under this Section 9.1(e) shall not be available to Axonyx where the failure to obtain the Required Axonyx Stockholder Vote shall have been caused by the action or failure to act of Axonyx and such action or failure to act constitutes a material breach by Axonyx of this Agreement; and (B) Axonyx shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) unless Axonyx shall have paid to TorreyPines any fee that is required to be paid to Axonyx under the circumstances set forth in Section 9.3(b);

(f)           by TorreyPines (at any time prior to the approval of the issuance of Axonyx Common Stock in the Merger by the Required Axonyx Stockholder Vote) if an Axonyx Triggering Event shall have occurred;

(g)          by Axonyx (at any time prior to the approval of the Merger by the Required TorreyPines Stockholder Vote) if a TorreyPines Triggering Event shall have occurred;

(h)           by TorreyPines, upon a breach of any representation, warranty, covenant or agreement on the part of Axonyx or Merger Sub set forth in this Agreement, or if any representation or warranty of Axonyx or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Axonyx’s or Merger Sub’s representations and warranties or breach by Axonyx or Merger Sub is curable by Axonyx or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Axonyx or Merger Sub to TorreyPines of such breach or inaccuracy and (ii) Axonyx or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Axonyx or Merger Sub is cured prior to such termination becoming effective);

(i)           by Axonyx, upon a breach of any representation, warranty, covenant or agreement on the part of TorreyPines set forth in this Agreement, or if any representation or warranty of TorreyPines shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in TorreyPines’ representations and warranties or breach by TorreyPines is curable by TorreyPines then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from TorreyPines to Axonyx of such breach or inaccuracy and (ii) TorreyPines ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by TorreyPines is cured prior to such termination becoming effective);

(j)           by Axonyx, if TorreyPines completes a TorreyPines Permitted Transaction;

(k)          by TorreyPines if the Axonyx Stockholders’ Meeting (including any adjournments and postponements thereof) shall not have been held and completed and Axonyx’s stockholders shall not have taken a final vote on the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reincorporation, the Reverse Stock Split and the Change of Control prior to October 15, 2006 (provided that nothing in this Section 9.1(k) shall limit TorreyPines’ ability to elect to terminate the Agreement under Section 9.1(f) in lieu of terminating the Agreement under this Section 9.1(k));

(l)           by TorreyPines, if Axonyx completes an Axonyx Permitted Transaction; or

(m)         by TorreyPines if, as of any Determination Date, the Net Cash is less than the Minimum Cash Value.

9.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3	Expenses; Termination Fees.

(a)          Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Axonyx and TorreyPines shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to (i) the printing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) obtaining approval of the listing of the combined company on the NASDAQ Stock Market.

(b)          (i)          If this Agreement is terminated (A) by Axonyx or TorreyPines pursuant to Section 9.1(e) and (1) at any time before the Axonyx Stockholders’ Meeting an Acquisition Proposal with respect to Axonyx shall have been publicly announced, disclosed or otherwise communicated to Axonyx’s Board of Directors and (2) within 12 months after the date of termination of this Agreement, Axonyx enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, or (B) by TorreyPines pursuant to Section 9.1(f), in either case, without duplication, Axonyx shall pay to TorreyPines, within five Business Days after termination, a nonrefundable fee in an amount equal to $2,000,000, less any amount paid to TorreyPines pursuant to Section 9.3(c).

(ii)          If this Agreement is terminated (A) by Axonyx or TorreyPines pursuant to Section 9.1(d) and (1) at any time before the TorreyPines Stockholders’ Meeting an Acquisition Proposal with respect to TorreyPines shall have been publicly announced, disclosed or otherwise communicated to TorreyPines’ Board of Directors and (2) within 12 months after the date of termination of this Agreement, TorreyPines enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, or (B) by Axonyx pursuant to Section 9.1(g), in either case, without duplication, TorreyPines shall pay to Axonyx, within five Business Days after termination, a nonrefundable fee in an amount equal to $2,000,000, less any amount paid to Axonyx pursuant to Section 9.3(d).

(c)          If this Agreement is terminated (i) by Axonyx pursuant to Section 9.1(j) or (ii) by Axonyx or TorreyPines pursuant to Section 9.1(d) and at any time before the TorreyPines Stockholders’ Meeting an Acquisition Proposal with respect to TorreyPines shall have been publicly announced, disclosed or otherwise communicated to TorreyPines’ Board of Directors, TorreyPines shall pay to Axonyx an amount equal to the lesser of (i) $1,000,000 and (ii) all Expenses of Axonyx. Any payment required to be made pursuant to this Section 9.3(c) shall be made to Axonyx not later than five Business Days after delivery by Axonyx to TorreyPines of a demand for payment and an itemization setting forth in reasonable detail all Expenses of Axonyx.

(d)           If this Agreement is terminated (1) by TorreyPines pursuant to Section 9.1(k), (l) or (m), or (2) by Axonyx or TorreyPines pursuant to Section 9.1(e) and at any time before the Axonyx Stockholders’ Meeting an Acquisition Proposal with respect to Axonyx shall have been publicly announced, disclosed or otherwise communicated to Axonyx’s Board of

Directors, Axonyx shall pay to TorreyPines an amount equal to the lesser of (i) $1,000,000 and (ii) all Expenses of TorreyPines. Any payment required to be made pursuant to this Section 9.3(d) shall be made to TorreyPines not later than five Business Days after delivery by TorreyPines to Axonyx of a demand for payment and an itemization setting forth in reasonable detail all Expenses of TorreyPines.

(e)          If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), (c) or (d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 10.	Miscellaneous Provisions

10.1       Non-Survival of Representations and Warranties. The representations and warranties of TorreyPines, Merger Sub and Axonyx contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2       Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of TorreyPines and Axonyx at any time (whether before or after the adoption and approval of this Agreement by TorreyPines’ stockholders or before or after the approval of the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reverse Stock Split, the Reincorporation and the Change of Control); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of TorreyPines and Axonyx.

10.3	Waiver.

(a)          No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4       Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5       Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

10.6       Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7       Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8        Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Axonyx or Merger Sub:

Axonyx Inc.

500 Seventh Avenue, 10th Floor

New York, NY 10018

Telephone: (212) 645-7704

Fax: (212) 989-1745

Attention: Chief Executive Officer

with a copy to:

Latham & Watkins LLP

650 Towne Center Drive

20th Floor

Costa Mesa, CA 92626

Telephone: (714) 540-1235

Fax: (714) 755-8290

Attention: Patrick T. Seaver, Esq.

if to TorreyPines:

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road

Suite 300

La Jolla, CA 92037

Telephone: (858) 623-5665

Fax: (858) 623-5666

Attention: Chief Executive Officer

with a copy to:

Cooley Godward LLP

4401 East Gate Mall

San Diego, CA 92121

Telephone: (858) 550-6000

Fax: (858) 550-6420

Attention: L. Kay Chandler, Esq.

10.9       Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12	Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AXONYX INC.

By:
Name:
Title:

AUTOBAHN ACQUISITION, INC.

By:
Name:

Title:

TORREYPINES THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBITS

Exhibit A	-	Certain Definitions
Exhibit B		TorreyPines Stockholders Voting Agreement
Exhibit C		Axonyx Stockholders Voting Agreement
Exhibit D	-	Form of Warrant
Exhibit E	-	Lock-up Agreement
Exhibit F	-	Axonyx (and Merger Sub) Tax Representation Letter
Exhibit G	-	TorreyPines Tax Representation Letter

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by TorreyPines, on the one hand or Axonyx, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

Acquisition Proposal. “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by TorreyPines, on the one hand or Axonyx, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)          any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided however, in the case of TorreyPines, the TorreyPines Financing shall not be an “Acquisition Transaction”

(b)          any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; provided however, in the case of Axonyx, an Axonyx Permitted Transaction shall not be an “Acquisition Transaction” and in the case of TorreyPines, a TorreyPines Permitted Transaction shall not be an “Acquisition Transaction” or

(c)	any liquidation or dissolution of a Party.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

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Anticipated Closing Date. “Anticipated Closing Date” shall have the meaning set forth in Section 1.7(a).

Axonyx Affiliate. “Axonyx Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Axonyx within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Axonyx Associate. “Axonyx Associate” shall mean any current or former employee, independent contractor, officer or director of Axonyx or any Axonyx Affiliate.

Axonyx Certificate. “Axonyx Certificate” shall mean the charter or charter amendment set forth in Section 1.5(a) above.

Axonyx Common Stock. “Axonyx Common Stock” shall mean the Common Stock, $0.001 par value per share, of Axonyx.

Axonyx Contract. “Axonyx Contract” shall mean any Contract: (a) to which Axonyx or any of its Subsidiaries is a party; (b) by which Axonyx or any Axonyx IP Rights or any other asset of Axonyx is or may become bound or under which Axonyx has, or may become subject to, any obligation; or (c) under which Axonyx or any of its Subsidiaries has or may acquire any right or interest.

Axonyx IP Rights. “Axonyx IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by Axonyx or its Subsidiaries that is necessary or used in Axonyx’s business as presently conducted.

Axonyx IP Rights Agreement. “Axonyx IP Rights Agreement” shall mean any Contract governing any Axonyx IP Rights.

Axonyx Material Adverse Effect. “Axonyx Material Adverse Effect” shall mean any effect, change, event, circumstance, or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Axonyx Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of Axonyx and its Subsidiaries taken as a whole; or (b) the ability of Axonyx to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed to constitute an Axonyx Material Adverse Effect: (v) any Effect resulting from the announcement or pendency of the Merger, (w) any change in the stock price or trading volume of Axonyx independent of any other event that would be deemed to have a Axonyx Material Adverse Effect, (x) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (y) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (z) any Effect resulting from an Axonyx Permitted Transaction.

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Axonyx Options. “Axonyx Options” shall mean options to purchase shares of Axonyx Common Stock issued by Axonyx.

Axonyx Pending Litigation. “Axonyx Pending Litigation” shall mean (1) that certain consolidated class action, styled In re Axonyx Securities Litigation, case number 1:05-cv-02307-TPG, pending against Axonyx and certain of Axonyx’s directors and officers in the U.S. District Court for the Southern District of New York asserting claims under Sections (10)(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of Axonyx Common Stock during the period from June 26, 2003, through and including February 4, 2005 and (2) that certain shareholder derivative lawsuit pending in the New York Supreme Court (New York County) against current and former directors and officers of Axonyx, as well as (3) any as-yet un-filed shareholder class action or derivative lawsuits relating to the same facts and circumstances as alleged in the above-referenced lawsuits.

Axonyx Permitted Transaction. “Axonyx Permitted Transaction” shall mean an out-license of any of the Axonyx Product Candidates to any of the parties specified in that certain letter agreement between Axonyx and TorreyPines, dated as of the date of this Agreement or to such other third party agreed to in writing by TorreyPines after the date of this Agreement; provided, however, that such out-license is completed prior to the date that is five Business Days prior to the date of the Axonyx Stockholders’ Meeting.

Axonyx Registered IP. “Axonyx Registered IP” shall mean all Axonyx IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Axonyx Stockholder Approval. “Axonyx Stockholder Approval” shall have the meaning set forth in Section 3.20.

Axonyx Triggering Event. An “Axonyx Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Axonyx shall have failed to recommend that Axonyx’s stockholders vote to approve the Merger, the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reverse Stock Split, the Reincorporation, the Change of Control and the Axonyx Name Change or shall for any reason have withdrawn or shall have modified in a manner adverse to TorreyPines the Axonyx Board Recommendation; (ii) Axonyx shall have failed to include in the Joint Proxy Statement/Prospectus the Axonyx Board Recommendation; (iii) Axonyx shall have failed to hold the Axonyx Stockholders’ Meeting within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of Axonyx shall have approved, endorsed or recommended any Acquisition Proposal; (v) Axonyx shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); (vi) Axonyx or any

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director, officer or agent of Axonyx shall have willfully and intentionally breached the provisions set forth in Section 4.4 of the Agreement.

Axonyx Unaudited Interim Balance Sheet. “Axonyx Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Axonyx and its consolidated subsidiaries as of March 31, 2006, included in Axonyx’s Report on Form 10-Q for the fiscal quarter ended March 31, 2006, as filed with the SEC prior to the date of the Agreement.

Business. “Business” shall mean the business and operations of TorreyPines.

Business Day. “Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

Change of Control. “Change of Control” shall mean a change in control of Axonyx for purposes of NASD Rule 4350(i)(B).

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.

COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated February 8, 2006 between TorreyPines and Axonyx.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

Contract. “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

Determination Date. “Determination Date” shall have the meaning set forth in Section 1.7(a).

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Dispute Notice. “Dispute Notice” shall have the meaning set forth in Section 1.7(b).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first

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refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Estimated Net Cash Schedule. “Estimated Net Cash Schedule” shall have the meaning set forth in Section 1.7(a).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expenses. “Expenses” shall mean, with respect to Axonyx or TorreyPines, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such party) incurred by such party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement, the filing or any required notices under applicable antitrust law or other regulations and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

Final Net Cash Schedule. “Final Net Cash Schedule” shall have the meaning set forth in Section 1.7(a).

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Axonyx in connection with issuance of Axonyx Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by

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or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Hazardous Materials. “Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

Intellectual Property. “Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to TorreyPines’ stockholders in connection with the TorreyPines Stockholders’ Meeting and to Axonyx’s stockholders in connection with the Axonyx Stockholders’ Meeting.

Key Employee. “Key Employee” shall mean, with respect to the TorreyPines or Axonyx, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

Knowledge. “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

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Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the National Association of Securities Dealers).

Minimum Cash Value. “Minimum Cash Value” shall mean $38,000,000.

Multiemployer Plan. “Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

Multiple Employer Plan. “Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

Net Cash. “Net Cash” shall mean, as of any particular date (actual or future), without repetition (a) the sum of Axonyx’s cash and cash equivalents, short-term investments, accounts receivable, net and restricted cash, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for Axonyx’s Unaudited Interim Balance Sheet minus (b) the sum of Axonyx’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for Axonyx’s Unaudited Interim Balance Sheet minus (c) the amount of contractual obligations as of such date determined in a manner substantially consistent with the manner in which the “Contractual Obligations” table included in the Management’s Discussion and Analysis of Financial Condition section of Axonyx’s most recent Form 10-K for the year ended December 31, 2005 filed with the SEC was determined minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for Axonyx’s Unaudited Interim Balance Sheet minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of Axonyx solely as a result of the Merger and the Contemplated Transactions minus (f) the cash cost of any accrued and unpaid retention payments due to any Axonyx employee as of such date minus (g) the cash cost of any and all billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which Axonyx is liable in respect of any period ending on or before such date minus (h) any remaining fees and expenses (including, but not limited to, any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which

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Axonyx is liable pursuant to this Agreement incurred by Axonyx in connection with this Agreement and the Contemplated Transactions minus (i) the Uncovered Litigation Damages, minus (j) any proceeds from the disposition of the Oxis investment plus (k) any amounts paid by Axonyx on or prior to such date in satisfaction of its obligations under Section 5.7(c), (d) or (e) (and the Parties acknowledge and agree that any amounts payable by Axonyx as of such date pursuant to such obligations shall not result in a reduction to Net Cash in connection with any determination of Net Cash pursuant to the above) plus (l) any amounts due to be reimbursed to Axonyx by TorreyPines pursuant to Section 9.3(a).

Net Cash Calculation. “Net Cash Calculation” shall have the meaning set forth in Section 1.7(a).

Ordinary Course of Business. “Ordinary Course of Business” shall mean, in the case of each of TorreyPines and Axonyx, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

Party. “Party” or “Parties” shall mean TorreyPines, Merger Sub and Axonyx.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shareholder. “Shareholder” shall mean each shareholder of TorreyPines, and “Shareholders” shall mean all shareholders of TorreyPines, in each case as determined immediately prior to the Effective Time.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate TorreyPines entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of

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securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of Axonyx or TorreyPines, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Axonyx’s stockholders or TorreyPines’ stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

TorreyPines Affiliate. “TorreyPines Affiliate” shall mean any Person that is (or at any relevant time was) under common control with TorreyPines within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

TorreyPines Associate. “TorreyPines Associate” shall mean any current or former employee, independent contractor, officer or director of TorreyPines or any TorreyPines Affiliate.

TorreyPines Capital Stock. “TorreyPines Capital Stock” shall mean the TorreyPines Common Stock and the TorreyPines Preferred Stock.

TorreyPines Common Stock. “TorreyPines Common Stock” shall mean the Common Stock, $0.01 par value per share, of TorreyPines.

TorreyPines Contract. “TorreyPines Contract” shall mean any Contract: (a) to which TorreyPines is a Party; (b) by which TorreyPines or any TorreyPines Subsidiary or any TorreyPines IP Rights or any other asset of TorreyPines is or may become bound or under which

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TorreyPines or any TorreyPines Subsidiary has, or may become subject to, any obligation; or (c) under which TorreyPines or TorreyPines Subsidiary has or may acquire any right or interest.

TorreyPines Financing. “TorreyPines Financing” shall mean a private placement of shares of TorreyPines’ preferred stock or other securities to TorreyPines’ current stockholders (or their affiliates) pursuant to any agreement entered into prior to or concurrently with this Agreement, a copy of which has been provided to Axonyx and its counsel.

TorreyPines Financing Discrepancy. “TorreyPines Financing Discrepancy” shall mean a TorreyPines Financing in which the gross proceeds received by TorreyPines are less than $6,364,269.00.

TorreyPines IP Rights. “TorreyPines IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the TorreyPines or its Subsidiaries that is necessary or used in the TorreyPines business as presently conducted.

TorreyPines IP Rights Agreement. “TorreyPines IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any TorreyPines IP Rights.

TorreyPines Material Adverse Effect. “TorreyPines Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the TorreyPines Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of TorreyPines and its Subsidiaries taken as a whole; or (b) the ability of TorreyPines to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed to constitute a TorreyPines Material Adverse Effect: (v) any Effect resulting from the announcement or pendency of the Merger, (w) any change in the stock price or trading volume of Axonyx independent of any other event that would be deemed to have a TorreyPines Material Adverse Effect, (x) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (y) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (z) any Effect resulting from the TorreyPines Financing or a TorreyPines Permitted Transaction.

TorreyPines Options. “TorreyPines Options” shall mean options to purchase shares of TorreyPines Common Stock issued by TorreyPines.

TorreyPines Permitted Transaction. “TorreyPines Permitted Transaction” shall mean an out-license of any of the TorreyPines Product Candidates to any of the parties specified in that certain letter agreement between Axonyx and TorreyPines, dated as of the date of this Agreement or to such other third party agreed to in writing by Axonyx after the date of this Agreement; provided, however, that such out-license is completed prior to the date that is five Business Days prior to the date of the Axonyx Stockholders’ Meeting.

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TorreyPines Preferred Stock. “TorreyPines Preferred Stock” shall mean collectively the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock of TorreyPines.

TorreyPines Registered IP. “TorreyPines Registered IP” shall mean all TorreyPines IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

TorreyPines Stockholder Approval. “TorreyPines Stockholder Approval” shall have the meaning set forth in Section 2.20.

TorreyPines Triggering Event. A “TorreyPines Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of TorreyPines shall have failed to recommend that TorreyPines’ stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Axonyx the TorreyPines Board Recommendation; (ii) TorreyPines shall have failed to include in the Joint Proxy Statement/Prospectus the TorreyPines Board Recommendation; (iii) TorreyPines shall have failed to hold the TorreyPines Stockholders’ Meeting within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of TorreyPines shall have approved, endorsed or recommended any Acquisition Proposal; (v) TorreyPines shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (vi) TorreyPines or any director, officer or agent of TorreyPines shall have willfully and intentionally breached the provisions set forth in Section 4.4 of the Agreement.

TorreyPines Unaudited Interim Balance Sheet. “TorreyPines Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of TorreyPines and its consolidated subsidiaries as of March 31, 2006, provided to Axonyx prior to the date of this Agreement.

TorreyPines Warrants. “TorreyPines Warrants” shall mean warrants to purchase shares of TorreyPines Common Stock or TorreyPines Preferred Stock issued by TorreyPines as set forth in Section 2.3(b).

Uncovered Litigation Damages. “Uncovered Litigation Damages” shall mean an amount (which may not be less than zero) equal to (i) the total of all actual, unpaid liabilities, losses or damages, including any amounts incurred after this Agreement as a deductible and amounts incurred in settlement, attorney’s fees and costs, which are incurred by Axonyx in connection with the Axonyx Pending Litigation, plus any attorneys’ fees and costs incurred by Axonyx in negotiating or litigating potential coverage disputes with their insurance carriers in connection with the Axonyx Pending Litigation, minus (ii) any amounts received by Axonyx (or for which Axonyx has, in good faith, determined will be received by Axonyx) from its insurance

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carriers with respect to such liabilities, losses or damages and for which in the case of amounts not yet received, Axonyx’s insurance carriers have not rejected or denied.

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Schedule 1.6(a)(ii)(B)

Adjusted Exchange Ratio Calculation

In the event of an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy, the Adjusted Exchange Ratio shall equal (i) 53,860,163 divided by (ii) the New Axonyx Ownership Percentage, multiplied by (iii) one minus the New Axonyx Ownership Percentage, divided by (iv) the difference equal to (A) 57,970,946, minus (B) the TorreyPines Financing Adjustment Amount divided by $1.50.

The New Axonyx Ownership Percentage shall equal (i) $50,736,274 plus the Axonyx Permitted Amount, divided by (ii) the sum of (A) the amount in (i) and (B) $70,937,708 plus the TorreyPines Permitted Amount minus the TorreyPines Financing Adjustment Amount.

The Axonyx Permitted Amount shall equal 75% of the value of any upfront cash amount received by Axonyx pursuant to the closing of an Axonyx Permitted Transaction on or prior to the Specified Date.

The TorreyPines Permitted Amount shall equal 75% of the value of any upfront cash amount received by TorreyPines pursuant to the closing of a TorreyPines Permitted Transaction on or prior to the Specified Date.

In the event of a TorreyPines Financing Discrepancy, the TorreyPines Financing Adjustment Amount shall be a number equal to (i) $6,364,269, minus (ii) the amount invested pursuant to the TorreyPines Financing.

Schedule 1.6(a)(iii)

Axonyx Merger Warrants*

Alta Partners and its affiliates	3,303,572
GIMV, NV and its affiliates	3,302,316
Advent Partners and its affiliates	1,922,260
Johnson & Johnson Development Corporation	900,565
Novartis Forschungsstiftung	751,102
S.R. One, Limited	523,619
Eisai	408,207
NIF Ventures	326,566
Sorrento Ventures	326,566
Dr. William T. Comer	216,271
GC&H Investments	18,956
TOTAL	12,000,000

The Exercise Price of the Axonyx Merger Warrants is $1.04, subject to adjustment.

* Allocation subject to adjustment immediately prior to the Effective Time to account for the exercise of any TorreyPines Warrants to purchase TorreyPines Preferred Stock, any failure to complete the TorreyPines Financing and to reflect the further allocation of the Audi Merger Warrants between specific funds; provided that, in no event shall a greater aggregate number of Axonyx Merger Warrants be issued than as set forth above under “TOTAL”.